                                                                       EXHIBIT 2








                            ASSET PURCHASE AGREEMENT


                                 By and Between


                                OCC TACOMA, INC.

                                   as Seller


                                      and


                            PIONEER COMPANIES, INC.

                                  as Purchaser



                                  May 14, 1997

                               TABLE OF CONTENTS



                             PRELIMINARY STATEMENTS

                             ARTICLE I DEFINITIONS

                                                                          Page
1.01  Certain Defined Terms                                                 1
1.02  References, Etc                                                       1

                 ARTICLE II PURCHASE AND SALE OF COMPANY ASSETS

2.01  Purchase and Sale of Company Assets                                   2
2.02  Time and Place of Closing                                             2
2.03  Delivery of the Company Assets; Payment of Purchase Price             2
2.04  Purchase Price Adjustment                                             2
2.05  Allocation of Consideration                                           3


              ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

3.01  Organization and Qualification                                        4
3.02  Authority                                                             4
3.03  No Conflict                                                           4
3.04  Consents and Approvals                                                5
3.05  Facility Financial Statements                                         5
3.06  Other Liabilities                                                     5
3.07  Absence of Changes                                                    6
3.08  Litigation                                                            6
3.09  Company Assets                                                        7
3.10  Leases                                                                7
3.11  Condemnation                                                          7
3.12  Contracts                                                             7
3.13  Intellectual Property Rights                                          8
3.14  Permits                                                               8
3.15  Collective Bargaining Agreements                                      8
3.16  Labor Matters                                                         9
3.17  Employee Benefit Plans                                                9
3.18  Compliance with Laws                                                 11
3.19  Claims Experience                                                    11
3.20  Customers, Suppliers and Distributors                                12
3.21  Public Utility Holding Company                                       12
3.22  Investment Company                                                   12
3.23  Acquisition Transactions                                             12
3.24  Real Property                                                        13
3.25  Representations Relating to Securities                               13
3.26  Brokers' Fees                                                        14
3.27  Acknowledgment Concerning Purchaser Representations and Warranties   14
3.28  Limitation on Representation and Warranties                          14


             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01  Organization and Qualification                                      15
4.02  Authority                                                           15
4.03  No Conflict                                                         16
4.04  Consents and Approvals                                              16
4.05  Litigation                                                          16
4.06  Capitalization of Purchaser                                         17
4.07  Purchaser Financial Statements                                      17
4.08  No Adverse Change                                                   18
4.09  SEC Reports                                                         18
4.10  Brokers' Fees                                                       18
4.11  Public Utility Holding Company                                      18
4.12  Investment Company                                                  18
4.13  Employee Benefit Plans                                              18
4.14  Acknowledgment Concerning Seller Representations and Warranties     19
4.15  Limitation on Representations and Warranties                        19
4.16  Citizenship of Purchaser                                            20

                              ARTICLE V COVENANTS

5.01  Access to Properties and Records                                    20
5.02  Closing Conditions; Obtaining Consents; Novations                   21
5.03  Further Assurances                                                  21
5.04  Conduct of Business                                                 22
5.05  Public Announcements                                                23
5.06  Acquisition Transactions                                            23
5.07  Casualty Loss and Condemnation                                      23
5.08  Certain Notifications; Specific Performance                         25
5.09  Title Policy                                                        26
5.10  Antitrust Law Compliance                                            26
5.11  Sureties and Financial Commitments                                  26
5.12  Financing Materials                                                 27
5.13  Insurance Claims                                                    27
5.14  Pierce County Series 1993 Bonds                                     27
5.15  Additional Financial Statements                                     27
5.16  Removal of Excluded Assets                                          28
5.17  Wheels Lease                                                        28
5.18  Prorations                                                          28
5.19  Books and Records                                                   29
5.20  Tradenames or Trademarks of Seller and its Affiliates               29
5.21  Related Agreements                                                  30
5.22  Performance of Assumed Obligations                                  30
5.23  Availability of Information                                         30
5.24  Employees and Employee Benefit Plans                                30
5.25  Transfer of Certain Rail Cars                                       36
5.26  Ammonia Plant                                                       38



                             ARTICLE VI CONDITIONS

6.01  Conditions to Obligations of each of the Parties                    38
6.02  Conditions to Obligations of Seller                                 39
6.03  Conditions to Obligations of Purchaser                              41



                            ARTICLE VII TERMINATION
7.01  Termination                                                         43
7.02  Effect of Termination                                               44


                          ARTICLE VIII INDEMNIFICATION

8.01  Indemnification of Seller                                            44
8.02  Indemnification of Purchaser                                         45
8.03  Limitations on Indemnification                                       45
8.04  Indemnification Procedures                                           46
8.05  Payment                                                              47
8.06  Survival of Representations and Warranties                           48
8.07  Exclusive Remedy                                                     48
8.08  Mitigation of Damages                                                49
8.09  Related Agreements                                                   49


                            ARTICLE IX MISCELLANEOUS

9.01  Notices                                                              49
9.02  Confidentiality                                                      50
9.03  Benefit and Burden                                                   51
9.04  No Third Party Rights                                                51
9.05  Amendments and Waiver                                                51
9.06  Assignments                                                          51
9.07  Counterparts                                                         52
9.08  Captions and Headings                                                52
9.09  Construction                                                         52
9.10  Severability                                                         52
9.11  Applicable Law                                                       52
9.12  Service of Process; Consent to Jurisdiction; Etc.                    53
9.13  Bulk Sales Laws                                                      53
9.14  Expenses; Transfer Taxes                                             53
9.15  Knowledge                                                            53
9.16  Post-Closing Competition                                             53
9.17  Schedules                                                            54
9.18  Entire Agreement                                                     54

ANNEX "A"

Definitions                                                               A-1



                                    EXHIBITS

EXHIBIT A - Conveyance Instrument
EXHIBIT B - Proforma Title Policy
EXHIBIT C - Form of Opinion of Kent R. Stephenson
EXHIBIT D - Form of Opinion of Foster Pepper & Shefelman
EXHIBIT E - Form of Opinion of  Preston, Gates & Ellis L.L.P.
EXHIBIT F - Assignment and Assumption Agreement (Purchase Agreement)
EXHIBIT G - Form of Opinion of Duane M. Stamp
EXHIBIT H - Form of Opinion of Bogle & Gates P.L.L.C.
EXHIBIT I - Assignment and Assumption Agreement (Richmond Terminal Services
            Agreement)
EXHIBIT J - Assignment and Assumption Agreement (Wilmington Terminal Services
            Agreement)
EXHIBIT K - Chlorine and Caustic Soda Sales Agreement
EXHIBIT L - Chlorine Purchase Agreement


EXHIBIT M - Designation of Series A Preferred Stock
EXHIBIT N - Environmental Easement
EXHIBIT O - Environmental Operating Agreement
EXHIBIT P - Equipment Sublease Agreement
EXHIBIT Q - Equipment Sublease Easement
EXHIBIT R - Equipment Substitution Agreement
EXHIBIT S - Interim Services Agreement
EXHIBIT T - Joint Defense Agreement
EXHIBIT U - OCC Guaranty
EXHIBIT V - Operating Services Agreement
EXHIBIT W - Purchaser Guaranty (OCC)
EXHIBIT X - Purchaser Guaranty (OCC Tacoma)
EXHIBIT Y - Rail Car Riders
EXHIBIT Z - Richmond Product Exchange and Terminal Services Agreement
EXHIBIT AA - Legal Description of the Site
EXHIBIT BB - Special Warranty Deed
EXHIBIT CC - Technology License Agreement
EXHIBIT DD - Wilmington Product Exchange and Terminal Services Agreement


                                   SCHEDULES

Schedule 2.04(i)   Minimum Inventory Value
Schedule 2.04(ii)  Minimum Stores and Spares Value
Schedule 2.05      Allocation of Consideration


Schedule 3.04     Consents and Approvals
Schedule 3.05     Facility Financial Statements
Schedule 3.06     Other Liabilities
Schedule 3.07     Absence of Changes
Schedule 3.08     Litigation
Schedule 3.09     Company Assets
Schedule 3.10     Leases
Schedule 3.11     Condemnation
Schedule 3.12     Contracts
Schedule 3.13     Intellectual Property Rights
Schedule 3.14     Permits
Schedule 3.15     Collective Bargaining Agreements
Schedule 3.16     Labor Matters
Schedule 3.17     Seller Employee Benefit Plans
Schedule 3.18     Compliance with Laws
Schedule 3.20(a)  Customers
Schedule 3.20(b)  Suppliers
Schedule 3.20(c)  Distributors
Schedule 3.22     Investment Company
Schedule 3.24     Real Property
Schedule 4.03     No Conflict
Schedule 4.04     Consents and Approvals
Schedule 4.06(b)  Capitalization of Purchaser
Schedule 4.13     Purchaser Employee Benefit Plans
Schedule 5.02(b)  Contracts to be Novated
Schedule 5.04     Conduct of Business
Schedule 5.11     Sureties and Financial Commitments
Schedule 5.18     Preliminary Schedule of Prorations
Schedule 5.24(k)  Employees and Employee Benefit Plans
Schedule 5.24(m)  Actuarial Methods and Assumptions
Schedule 5.25     Certain Rail Cars
Schedule 5.26     Ammonia Plant
Schedule 6.01(c)  Certain Contracts
Schedule 9.15     Executive Officers, Directors and Key Employees

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made effective as of the 14th day of May, 1997, by and between OCC TACOMA, INC., a Delaware corporation and wholly-owned subsidiary of OCC ("Seller"), and PIONEER COMPANIES, INC., a Delaware corporation ("Purchaser").

                             PRELIMINARY STATEMENTS

     WHEREAS, Seller is engaged in the ownership and operation of a chloralkali manufacturing facility located in Tacoma, Washington (the "Facility"); and

     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Facility, together with certain assets, rights and obligations related thereto.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Annex A.

     Section 1.02 References, Etc. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in Annex A or in any other provision of this Agreement in the singular shall have the same meanings in the plural and vice versa. All pronouns, nouns and other terms used in this Agreement shall include the masculine, feminine and neuter forms thereof, wherever appropriate to the context. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Annexes, Exhibits and Schedules attached hereto. The Annexes and Schedules attached to this Agreement are by this reference incorporated into and made a part of this Agreement. In this Agreement, unless a clear contrary intention appears, the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                      PURCHASE AND SALE OF COMPANY ASSETS

     Section 2.01 Purchase and Sale of Company Assets. (a) On the Closing Date, Seller shall sell to Purchaser and Purchaser shall purchase from Seller (the "Conveyance") all of the Company Assets.

     (b) Subject to the occurrence of the Closing, Purchaser agrees to fulfill, perform, pay and discharge all of the Assumed Obligations.

     (c) The Conveyance shall be effected by a General Conveyance, Assignment and Assumption Agreement in substantially the form of such document attached hereto as Exhibit A ("Conveyance Instrument").

     (d) In full consideration and exchange for the Company Assets, Purchaser shall, at the Closing, (i) pay and deliver to Seller the sum of Ninety-Seven Million Dollars ($97,000,000), which funds, as adjusted by the Purchase Price Adjustment pursuant to Section 2.04, shall be paid by wire transfer of immediately available funds to The Chase Manhattan Bank, N.A., New York, New York, ABA No. 021000021 for the account of OCC to be held for the exclusive benefit of Seller, Account No. 144-0-06612, or such other account as is specified by Seller in writing to Purchaser no later than two Business Days prior to the Closing Date; (ii) issue and deliver to Seller certificates evidencing the Preferred Stock; and (iii) assume the Assumed Obligations.

     Section 2.02 Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the transactions contemplated by this Agreement shall take place on the Closing Date at 12:30 p.m., New York time, at the offices of Andrews & Kurth L.L.P., 425 Lexington Avenue, New York, New York 10017-3903 or at such other time, date or place as Seller and Purchaser may agree (the "Closing").

     Section 2.03 Delivery of the Company Assets; Payment of Purchase Price On the Closing Date: (a) Seller shall deliver to Purchaser the Conveyance Instrument and any other documents or instruments required to be delivered by Seller to Purchaser pursuant to the terms hereof; and (b) Purchaser shall pay and deliver to Seller the Purchase Price as provided in Section 2.01(d).

     Section 2.04 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment ("Purchase Price Adjustment") for the amount by which the value of (i) Inventory on the Closing Date is less than the aggregate value of the minimum Inventory stipulated and agreed by Seller and Purchaser and set forth on Schedule 2.04(i) ("Minimum Inventory Value"); and (ii) Spares and Stores on the Closing Date is less than the aggregate value of the minimum Spares and Stores stipulated and agreed by Seller and Purchaser and set forth on Schedule 2.04(ii) ("Minimum Spares and Stores Value"), which Inventory and Spares and Stores shall for all determinations provided for in this Section
2.04 be valued in the manner set forth in Schedule 2.04(i) and Schedule 2.04(ii), respectively. Inventory and Spares and Stores on hand at Closing and covered by the Conveyance Instrument shall each be estimated and valued by Seller ("Estimated Value") not later than two Business Days prior to Closing, and Seller shall on or prior to such date notify Purchaser of such determination. The cash payment due from Purchaser to Seller at Closing provided for in Section 2.01(d) shall be reduced by the amount, if any, by which the sum of the Minimum Inventory Value plus the Minimum Spares and Stores Value exceeds the sum of the respective Estimated Values ("Shortage"). Not later than thirty (30) days following the Closing Date, Purchaser shall prepare and deliver to Seller schedules reflecting the actual Inventory and Spares and Stores as of the opening of business on the Closing Date, valued as set forth on Schedule 2.04(i) and Schedule 2.04(ii), respectively, and the respective values thereof ("Actual Value"). Seller shall have ten days following receipt to review such schedules and to discuss with Purchaser any issues therein. If Seller and Purchaser agree on all matters in such schedules, then (i) the net amount by which the respective Actual Values are less than the respective Estimated Values shall be paid by Seller to Purchaser by wire transfer of immediately available funds to Purchaser's account at Bank of America, Illinois, ABA No. 07100 0039, for the account of Purchaser, Account No. 77-85593, or (ii) to the extent the sum of the respective Actual Values exceeds the sum of the respective Estimated Values (the difference being herein called "Excess Value"), then Purchaser shall pay to Seller the lesser of (a) the Excess Value, and (b) an amount equal to the Shortage. Such payment shall be made by Purchaser to Seller by wire transfer of immediately available funds to Seller's account designated in Section 2.01. Any such payment by Seller or Purchaser shall be made within five days after determination of the amount due, together with interest thereon at 9% per annum (but not to exceed the maximum lawful rate) from the Closing Date until the date paid. If Purchaser and Seller shall be unable to agree on any component in the determination of the Actual Values, such dispute shall be resolved by Arthur Andersen LLP and Deloitte & Touche LLP acting jointly in the matter or, if such independent accountants are unable to agree on the matters in question, by any other nationally recognized independent accounting firm mutually selected by the Parties, whose determination shall be final and binding on Seller and Purchaser. All costs and fees of such independent accountants shall be shared equally by Purchaser and Seller.


     Section 2.05 Allocation of Consideration. The Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes in such manner as is agreed to between Seller and Purchaser. Schedule
2.05 sets forth the allocation reflecting the initial purchase price agreed upon by Seller and Purchaser as of the Closing Date. As promptly as practicable following the completion of the Purchase Price Adjustment calculations, but in no event more than ninety (90) days after the Closing Date, Schedule 2.05 shall be amended if necessary to reflect any items that may have changed. Seller and Purchaser hereby agree to cooperate in making any such necessary adjustments consistent with the agreed allocation. The Purchase Price shall be allocated among the Company Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, and regulations thereunder. Each of Seller and Purchaser shall file on a timely basis all federal, state, local and foreign tax returns and reports, including the "Asset Acquisition Statement under Section 1060" on Form 8594 to be filed with the Internal Revenue Service with respect hereto, in accordance with such allocation.


                                  ARTICLE III


                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to all of the terms, conditions and provisions of this Agreement, Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

     Section 3.01 Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate the

Company Assets, as applicable, and to carry on the Facility Operations as they are now being conducted. Seller is duly qualified or licensed to do business and in good standing or authorized as a foreign corporation to do business in each other jurisdiction where, because of the nature of the Company Assets or the Facility Operations, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not have a Material Adverse Effect with respect to Seller.

     Section 3.02 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which Seller is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and such Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (including any stockholder action) on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement or such Related Agreements, or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery of this Agreement and such Related Agreements by the parties hereto and thereto other than Seller, this Agreement constitutes, and when executed and delivered by Seller, each of such Related Agreements will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles (whether applied in a court of law or equity).

     Section 3.03 No Conflict. The execution and delivery by Seller of this Agreement and each of the Related Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i), assuming the receipt of the Governmental Approvals and the completion of the notifications, filings and registrations set forth on
Schedule 3.04, violate any provision of any Law, or of any Governmental Approval or any writ, injunction, order, judgment or decree of any Governmental Authority, in each case presently in effect and applicable to Seller or any Affiliate of Seller or to the Company Assets, (ii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under (x) the charter or by-laws of Seller, or (y) any resolution adopted by the Board of Directors or stockholder of Seller, (iii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under any Contract to which Seller is a party or by which Seller or any of the Company Assets is bound or affected, or
(iv) result in, or require, the imposition or creation of any Lien upon the Company Assets.

     Section 3.04 Consents and Approvals. Governmental Approvals. Except as set forth in Schedule 3.04 and no consents, licenses, authorizations, approvals, Permits, notifications, filings or registrations to or with any Person, are required to be obtained or made by Seller, or any of its Affiliates, in connection with the execution and delivery by Seller of this Agreement or any of the Related Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) such Governmental Approvals, consents, licenses, authorizations, approvals, Permits, notifications, filings and registrations which have been obtained or made and are in full force and effect, (ii) other filings with Governmental Authorities in the Ordinary Course of Business of Seller that are not required to be made prior to the consummation of the transactions contemplated by this Agreement or such Related Agreements, and (iii) consents, notices, authorizations and approvals of parties to Contracts not required to be listed on Schedules 3.10, 3.12, 3.13 or 3.15.

                  Section 3.05 Facility Financial Statements.05 Facility Financial Statements.05 Facility Financial Statements. Prior to the date hereof, Seller has caused to be delivered to Purchaser copies of: (i) the balance sheets of the Facility Operations as at and for the fiscal years ended 1995 and 1996, and (ii) statements of income and retained earnings and statements of cash flow of the Facility Operations as at and for the fiscal years ended 1994, 1995 and 1996, in each case as audited and certified by Arthur Andersen LLP (collectively, the "Financial Statements"). Except as set forth in Schedule 3.05, the Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Facility Operations as of the dates indicated therein and the results of operations and cash flow for the respective periods indicated therein (except as otherwise noted therein). The Financial Statements do not give effect to the transactions contemplated by this Agreement or any of the Related Agreements. The assets, liabilities and operations included in the Financial Statements include certain assets, liabilities and operations that will not be included in the Conveyance, such as deferred income taxes and certain rail car and equipment leases. Excluded operations include, among other things, support services such as marketing, sales and customer service, transportation and distribution, and technical services, and Seller and its Affiliates will retain certain chlorine and caustic soda national account contracts which are to be supplied for a limited period of time following the Closing by Purchaser as set forth in the Chlorine and Caustic Soda Sales Agreement.

     Section 3.06 Other Liabilities.06 Other Liabilities.06 Other Liabilities. Except as set forth in Schedule 3.06, Seller did not have as of the date of the most recent Financial Statements, and Seller has not incurred since that date, any Liabilities relating to the Company Assets or the Facility Operations, except Liabilities: (i) which, if required by GAAP to be accrued or reserved against, are accrued or adequately reserved against in the most recent Financial Statements; or (ii) which were incurred after the date of the most recent Financial Statements in the Ordinary Course of Business of Seller and which could not reasonably be expected to have a Material Adverse Effect with respect to the Company Assets and the Facility Operations, taken as a whole.

     Section 3.07 Absence of Changes. Except with respect to the transactions contemplated by this Agreement, the Related Agreements or the Contribution Agreement, or as set forth in Schedule 3.07, since the date of the most recent Financial Statements, Seller or its Affiliates have:

     (a) conducted the Facility Operations only in the Ordinary Course of Business of Seller or such Affiliate;

     (b) not (i) purchased, acquired or leased any Assets and Properties Used in the Facility Operations other than in the Ordinary Course of Business of Seller or such Affiliate, (ii) made any capital expenditure or commitment therefor with respect to the Facility Operations other than in the Ordinary Course of Business of Seller or such Affiliate, or which obligate Seller for capital expenditures in excess of $100,000 on the Closing Date, or (iii) sold, pledged, leased, disposed of or encumbered any of the Company Assets other than sales of Inventory and scrap or surplus equipment in the Ordinary Course of Business of Seller or such Affiliate;

     (c) not (i) entered into or amended, or committed itself to enter into or amend, any employment, severance, consulting, compensation or special pay Contract, with respect to termination of employment or otherwise, or other similar Contracts with any key employees involved in the Facility Operations,
(ii) paid or agreed to pay any pension, retirement allowance or other employee benefit to any such key employee involved in the Facility Operations, whether past or present (other than for benefit entitlements under Employee Plans and Agreements in effect as of the date of the most recent Financial Statements in accordance with the terms of such Employee Plans and Agreements), or (iii) paid any bonuses to, or increased the compensation of, any such key employee, except in the Ordinary Course of Business of Seller or such Affiliate;

     (d) not adopted, entered into or amended, or committed itself to adopt, enter into or amend, any of the Employee Plans and Agreements, except as required to comply with changes in applicable Law;

     (e) not suffered any event or condition which has caused or would cause a material adverse change of $1,000,000 or more with respect to the business, financial condition, results of operations or prospects (in the case of prospects, not taking into account general economic conditions or general industry developments) of the Company Assets or the Facility Operations, taken as a whole;

     (f) not suffered any destruction of or damage to the Company Assets (whether or not insured) in excess of $250,000 in the aggregate; and

     (g) not entered into any Contract to do any act prohibited by any of the foregoing.

     Section 3.08 Litigation. Except as set forth in Schedule 3.08 and except with respect to Environmental Laws or Environmental Conditions, there is no action, suit, proceeding, arbitration, assessment or investigation served or pending of which Seller or any of its Affiliates has received notice, or, to the knowledge of Seller, threatened, relating to the Facility, the Facility Operations or any of the Company Assets before or by any Governmental Authority or any other Person which is reasonably expected to result in Liabilities of more than $1 million with respect to the Facility Operations or any of the Company Assets. There is no such action, suit, proceeding, arbitration, assessment or investigation pending or, to the knowledge of Seller, threatened which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.08 and except with respect to Environmental Laws or Environmental Conditions, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller, any of its Affiliates or any of the Company Assets: (i) that are reasonably expected to result in Liabilities of more than $1 million with respect to the Facility Operations or any of the Company Assets; or (ii) which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

     Section 3.09 Company Assets. Except as set forth in Schedule 3.09, Seller has good and indefeasible title to all of the Company Assets (other than the Site), free and clear of Liens (other than Permitted Encumbrances). Except as set forth in Schedule 3.09, the Company Assets and such title are all of the Assets and Properties necessary for Seller to conduct the Facility Operations in the Ordinary Course of Business of Seller. Except as set forth in Schedule 3.09, all of the raw materials and finished goods Inventory constituting a part of the Company Assets are in compliance with the published specifications of Seller, if any, for such Inventory. Except as set forth in Schedule 3.09, all of the tangible Company Assets (including Inventory, but excepting Inventory in storage or in transit) are located on the Site.

     Section 3.10 Leases. Schedule 3.10 lists all of the Company Assets which constitute leases and which involve consideration or other expenditures in excess of $25,000 or performance over a period of more than one year (the "Leases"). Except as set forth in Schedule 3.10, all such Leases are free and clear of Liens created by Seller or any of its Affiliates (other than Permitted Encumbrances), and are in full force and effect in accordance with their respective terms. There is not, under any of such Leases: (i) any existing default by Seller or, to the knowledge of Seller, by any other party thereto; or (ii) to the knowledge of Seller, any event which with the giving of notice or the lapse of time, or both, would become such a default, except for such defaults as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained.

     Section 3.11 Condemnation. Except as set forth in Schedule 3.11, there are no pending condemnation or eminent domain proceedings, or contemplated sales in lieu thereof of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened, involving a partial or total taking of any of the Company Assets other than any such condemnation or eminent domain proceeding or any such sale which may become pending, threatened or contemplated after the date hereof and which is subject to Section 5.07.

     Section 3.12 Contracts. Schedule 3.12 sets forth a complete and accurate list of all Contracts relating to the Facility Operations (including all amendments thereto) to which Seller is a party or by which Seller or any of the Company Assets is bound and which (i) involve consideration or other expenditures in excess of $25,000 or performance over a period of more than one year, or (ii) relate to transactions of any nature between Seller and any Affiliate of Seller (collectively, "Material Contracts"). Seller has made available to Purchaser true and complete copies of all of such Material Contracts. Except as set forth on Schedule 3.12, as of the date hereof Seller is not, and to the knowledge of Seller, no other party to any such Material Contract is, in breach or violation of any such Material Contract or in default thereunder, and, except as so set forth, there does not exist any event that, with the giving of notice or the lapse of time, or both, would become a breach, violation or default by Seller or, to the knowledge of Seller, any other party thereto, except for such breaches, violations, defaults and events as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained. Except as set forth on Schedule 3.12, no consents or other authorizations are required for the assignment to Purchaser of any of such Material Contracts included in the Company Assets.

     Section 3.13 Intellectual Property Rights. Schedule 3.13 sets forth a complete and accurate list of: (i) all patents, trademarks, copyrights, service marks, applications for any of the foregoing or technology licenses (other than commercial software licenses under which Seller is a licensee) included in the definition of Intellectual Property Rights, specifying whether each such Intellectual Property Right is owned or licensed by Seller; and (ii) all Contracts creating any such Intellectual Property Rights. Except as set forth on Schedule 3.13, Seller is, or shall be on the Closing Date, the owner or licensee of all such Intellectual Property Rights. Seller is not now in default under any license, distribution agreement, manufacturing agreement or other Contract related to any of such Intellectual Property Rights included in the Company Assets. Except as set forth in Schedule 3.13, neither Seller nor any Affiliate of Seller has granted any license to any Person, or made any assignment, of any of such Intellectual Property Rights. Except as set forth in
Schedule 3.13, Seller, in the conduct of the Facility Operations, is not infringing on any intellectual property rights of any Person, and there is no pending action, suit or proceeding which has been instituted or, to the knowledge of Seller, threatened, that challenges the validity, use or ownership by Seller of such Intellectual Property Rights.

     Section 3.14 Permits. Except as set forth in Schedule 3.14 and except with respect to any Permits required pursuant to any Environmental Law: (i) Seller has all Permits required for the ownership of the Company Assets and the conduct of the Facility Operations as presently conducted, except where the failure to obtain any such Permit would not result in a Liability of $1 million or more with respect to the Company Assets and the Facility Operations; (ii) all of such Permits are in full force and effect, except for any such Permit with respect to which applications for renewal shall have been filed; (iii) Seller is in compliance in all material respects with all of such Permits; and
(iv) Seller has not received any notice of violation of any of the terms of any such Permits, which violation is outstanding and unresolved or unsatisfied. No revocation, termination, limitation or withdrawal of any such Permit is pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened.

     Section 3.15 Collective Bargaining Agreements. Except as set forth in
Schedule 3.15: (i) neither Seller nor any of its Affiliates is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent Employees; (ii) Seller or its Affiliates have made available to Purchaser true and complete copies of all agreements listed or otherwise described in Schedule 3.15; and (iii) no grievance or arbitration proceeding is pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened, arising out of or in connection with any of the agreements listed or otherwise described in Schedule 3.15.

     Section 3.16 Labor. Except as set forth in Schedule 3.16, within the last three years neither Seller nor any of its Affiliates has experienced any labor strike, general employment dispute, request for representation, union organization efforts, work slowdown or stoppage or boycott with respect to the products or services sold by Seller or any of its Affiliates in the conduct of the Facility Operations, or against or affecting the Facility Operations or the Company Assets. To the extent relating to the Employees or the conduct of the Facility Operations, and except as set forth in Schedule 3.16: (i) Seller and its Affiliates have complied, and are in compliance, in all material respects with all applicable Laws (other than Environmental Laws) respecting employment and employment practices, employment terms and conditions of employment, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security, unemployment and similar Taxes;
(ii) there is no unfair labor practice charge or complaint against Seller or any of its Affiliates pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened; (iii) there is no labor strike, general employment dispute, request for representation, union organization effort, work slowdown or stoppage or boycott with respect to the products or services sold by Seller or any of its Affiliates in the conduct of the Facility Operations pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened against Seller or any of its Affiliates, the Facility Operations or the Company Assets; (iv) there are no administrative charges or judicial proceedings against Seller or any of its Affiliates concerning alleged employment discrimination or other employment related matters arising out of or in connection with the conduct of the Facility Operations pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority; and (v) no Person has, to the knowledge of Seller or any of its Affiliates, asserted that Seller or any of its Affiliates has any Liability for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

     Section 3.17 Employee Benefit Plans.

     (a) Disclosure. Schedule 3.17 sets forth a complete and accurate list of all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, loan, hospitalization, cafeteria plan and other similar fringe or employee benefit or compensation plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, in each case relating to the Employees, and including all related "employee benefit plans" (as defined in Section 3(3) of ERISA), all employee manuals, and all binding written, or, to the knowledge of Seller, oral statements of policies, practices or understandings relating to employment (collectively, the "Employee Plans and Agreements"), which are provided to, for the benefit of, or relate to the Employees. Except as set forth in Schedule 3.17, Seller or its Affiliates have made available to Purchaser true and complete copies of: (i) all of the Employee Plans and Agreements, including all amendments thereto and all summary plan descriptions thereof; (ii) the most recent liability valuation report with respect to each Employee Pension Benefit Plan that is a defined benefit pension plan; (iii) the most recent annual report (form 5500) filed with respect to each of the Employee Plans and Agreements for which such report must be filed; and (iv) the most recent favorable Internal Revenue Service determination letter received with respect to each of the Employee Plans and Agreements that is intended to be qualified under Section 401(a) of the Code or trust intended to be exempt under Section 501(a) or Section 501(c)(9) of the Code.

     (b) Compliance with Laws and Plan Terms; Qualification and Exemption; Title IV of ERISA. With respect to each of the Employee Plans and Agreements, Seller and its Affiliates have complied in all material respects with, and each of the Employee Plans and Agreements conforms in all material respects to and has from its inception been operated in all material respects in compliance with, all applicable Laws (other than Environmental Laws), including ERISA and the Code, and each of the Employee Plans and Agreements has been administered in all material respects in accordance with its terms. All contributions required to be made on or before the date of this Agreement to any of the Employee Plans and Agreements have been timely made. All applicable premiums for insurance coverage for each fiscal year for each of the Employee Plans and Agreements ended before the date hereof, and for any portion of a fiscal year ending on the Closing Date, have been timely paid. Payments required to be made, but not due as of the date of the most recent Financial Statements, were properly accrued and recorded in the most recent Financial Statements. Each of the Employee Plans and Agreements that is intended to be qualified under
Section 401(a) of the Code and each trust that is intended to be exempt under
Section 501(a) of the Code is qualified or exempt, as the case may be.

     (c) Liabilities; Claims and Proceedings; Terminations. No event or condition has occurred or exists (including any contingent withdrawal liability event under Section 4204 of ERISA) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA, including any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA), whether or not maintained or contributed to by Seller or any of its Affiliates, which individually or collectively could result in a material Liability to Seller or any of its Affiliates under Title IV of ERISA. There are no pending Claims of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened (other than routine Claims for the payment of benefits in accordance with the terms thereof), grievances or allegations of unfair labor practices (or any basis therefor) involving any of the Employee Plans and Agreements or any investigation, proceeding, administrative review or other administrative agency process pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened, which could result in the imposition upon Seller or any of its Affiliates or the Company Assets or the Facility Operations of any penalty, assessment or Liability in connection with any of the Employee Plans and Agreements, individually or collectively. Except as set forth on Schedule 3.17, each of the Employee Plans and Agreements can be unilaterally terminated at any time by the sponsor of such plan.

     (d) Prohibited Transactions; Reportable Events. None of the Employee Plans and Agreements has engaged, or is about to engage, in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code (a "Prohibited Transaction")), and no "reportable event" (as defined in Section 4043 of ERISA) has occurred or is about to occur, in either case, which could result in any material Liability to Seller or any of its Affiliates or to the Company Assets or Facility Operations.

     (e) No Triggering of Obligations. Except as specifically contemplated by the terms of this Agreement and except as otherwise set forth on Schedule 3.17, the execution and delivery by Seller of this Agreement and each of the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) entitle any Employee to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any Employee; or (iii) result in any Prohibited Transaction for which a statutory exemption is not available.

     (f) Future Commitments. Except as specifically contemplated by the terms of this Agreement and except as otherwise set forth in Schedule 3.17, neither Seller nor any of its Affiliates has any commitment and has not taken any action to adopt or establish any additional employee plans and agreements covering the Employees or to materially increase the benefits under any of the Employee Plans and Agreements, as the same relate to Employees.

     Section 3.18 Compliance with Laws. Except as set forth in Schedule 3.18, Seller in the conduct of the Facility Operations: (i) is operating the Company Assets and is conducting the Facility Operations in compliance with all Laws (excluding any Environmental Laws) applicable to the Company Assets or the Facility Operations, (ii) has not received any notice alleging or charging any lack of compliance or violation of any material requirement of any such Law (excluding any Environmental Law) which remains pending and unresolved, except, in the case of each of clauses (i) and (ii), where such lack of compliance or violation will not result in a material adverse change of $1,000,000 or more with respect to the business, financial condition, results of operations or prospects (in the case of prospects, not taking into account general economic conditions or general industry developments) of the Company Assets or the Facility Operations, taken as a whole. Except as set forth in Schedule 3.18, no investigation or review by any Governmental Authority with respect to the Company Assets or the Facility Operations, other than with respect to any Environmental Laws, is pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened.

     Section 3.19 Claims Experience. Seller has made available to Purchaser (i) a true and complete list of all claims made under any insurance policy (other than claims with respect to Environmental Laws or Environmental Conditions), including any log or other record of such claims maintained by Seller and (ii) all notices given to any insurer by Seller or any of its Affiliates with respect to each policy, binder or contract of insurance (other than notices with respect to Environmental Laws or Environmental Conditions), in each of clause (i) and (ii) to the extent arising in connection with, or with respect to, the Company Assets or the Facility Operations during the last three years.

     Section 3.20 Customers, Suppliers and Distributors.

     (a) Customers. Schedule 3.20(a) sets forth a complete and accurate list of substantially all of the customers of the Facility Operations who purchased the Facility's production (and reflecting the amount of purchases of each product from the Facility during 1996 and January and February, 1997), other than customers and purchases under national account contracts which are subject to the Chlorine and Caustic Soda Sales Agreement.

     (b) Suppliers. Schedule 3.20(b) sets forth a complete and accurate list of each of the ten largest suppliers of the Facility Operations (in terms of the amount of purchases by Seller during 1996). Purchaser acknowledges that Seller and its Affiliates purchase certain goods under nationwide contracts and that while suppliers under such Contracts may be listed on Schedule 3.20(b), such Contracts are not being assigned to Purchaser and constitute Excluded Assets.

     (c) Distributors. Schedule 3.20(c) sets forth a complete and accurate list of the ten largest distributors of the Facility Operations (in terms of dollar volume of product from the Facility during 1996). Purchaser acknowledges that certain Contracts with the distributors listed on Schedule 3.20(c) constitute Excluded Assets but that certain of such Contracts are subject to Section 5.02(b).

     (d) Contractual Relationships. Prior to the date hereof, Seller has made available to Purchaser copies of all customer, supplier and distributor Contracts which are included in the Company Assets.

     Section 3.21 Public Utility Holding Company. Seller is not a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility", as such terms are defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder.

     Section 3.22 Investment Company. Except as set forth in Schedule 3.22, Seller is not subject to regulation under the Investment Company Act of 1940, as amended, nor is Seller subject to regulation pursuant to any rules or regulations promulgated thereunder.

     Section 3.23 Acquisition Transactions. Except for the Letter of Intent and this Agreement, neither Seller nor any of its Affiliates is a party to any Contract, including any letter of intent or term sheet, in connection with, related to or providing, directly or indirectly, for the acquisition of all or any substantial part of the Facility Operations or the Company Assets.

     Section 3.24 Real Property.

     (a) The Real Property and the conduct of the Facility Operations thereon as currently conducted do not violate in any material respect any provisions of any applicable building code, fire, health or safety regulation, or any other governmental ordinance, order or regulation (excluding any Environmental Laws).

     (b) There are utility services, including water, sewer, and electricity lines, to the Real Property, and neither Seller nor any of its Affiliates has received notice from any applicable Governmental Authority or any other Person that any such utilities will be terminated.

     (c) The Real Property has full and free access to and from public highways, streets or roads and, neither Seller nor any of its Affiliates has received written notice of any pending or threatened proceeding by any Governmental Authority which would impair or result in the termination of such access.

     (d) Seller has furnished to Purchaser a current date as-built survey of the Real Property prepared by Apex Engineering PLLC (the "Survey"). Purchaser hereby acknowledges that the Survey is acceptable to Purchaser.

     Section 3.25 Representations Relating to Securities.25 Representations Relating to Securities.25 Representations Relating to Securities.

     (a) Seller understands that the Preferred Stock has not been registered under the Securities Act nor qualified under any state securities laws, and that the Preferred Stock is being offered and delivered to Seller pursuant to an exemption from such registration and qualification based in part upon the representations of Seller contained herein.

     (b) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Preferred Stock. Seller is able to bear the economic risk of such investment, including, but not limited to, a complete loss of such investment.

     (c) Seller understands: (i) that Seller must bear the economic risk of the investment in the Preferred Stock indefinitely unless the Preferred Stock then held by Seller is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of the Preferred Stock is qualified under applicable state securities laws or an exemption from such qualification is available; and (ii) that Purchaser has no obligation or present intention of so registering or qualifying any of the Preferred Stock. Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Seller to sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of (each, a "Transfer") any or all of the Preferred Stock, held by Seller in the amounts or at the times Seller might propose. Seller further understands and agrees that any certificates evidencing the Preferred Stock will bear the following legend reflecting the statutory restrictions on transferability:

                  Neither the securities represented by this certificate nor any securities issuable upon conversion thereof have been registered under the Securities Act of 1933, as amended (the "Act"). These securities may not be sold, pledged, transferred or otherwise disposed of without an effective registration of such disposition under the Act or other applicable securities laws or unless made pursuant to an exemption therefrom.

At any such time as Pioneer has reasonable assurance that the Preferred Stock (or securities issued in exchange therefor or upon conversion thereof) may be sold publicly without requiring registration under the Act (Seller's delivery of an opinion of nationally recognized counsel shall be deemed to be one of the acceptable means of providing reasonable assurance for this purpose), upon (x) the surrender of the certificates evidencing the Preferred Stock or such other securities by the holders thereof and (y) written request of any such holder, Pioneer shall, without charge, cancel all certificates evidencing the Preferred Stock or such other securities and issue to the holder thereof replacement certificates that do not bear such a legend.

     (d) Seller is acquiring the Preferred Stock solely for its own account for investment and not with a view toward a Transfer thereof, nor with any present intention of distributing the Preferred Stock, except pursuant to an applicable exemption under the Securities Act. Except as provided in this Agreement, Seller has not granted to another Person any right with respect to or interest in the Preferred Stock, nor has Seller agreed to give any Person any such interest or right in the future.

     Section 3.26 Brokers' Fees. Seller does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.

     Section 3.27 Acknowledgment Concerning Purchaser Representations and Warranties. Seller acknowledges and affirms that it has had the opportunity to complete its own independent investigation, analysis and evaluation of Purchaser and the business, assets, liabilities and prospects of Purchaser, that Seller has been afforded the opportunity to inspect the assets of Purchaser, that, in making its decision to acquire the Preferred Stock, Seller has relied upon (i) its own independent investigation, analysis and evaluation of the businesses, assets, liabilities and prospects of Purchaser, (ii) the representations and warranties of Purchaser set forth in Article IV and in the Related Agreements, and (iii) the covenants of Purchaser set forth in Article V, in the Related Agreements and in the Preferred Stock, as a basis for such acquisition, and that Seller has made all such reviews and inspections of the foregoing as it has deemed necessary or appropriate.

     Section 3.28 Limitation on Representation and Warranties

     (a) Except as and to the extent expressly set forth in this Article III, included on any Schedule hereto or included in any Related Agreement or other writing delivered by Seller to Purchaser concurrently herewith or subsequent hereto expressly pursuant to this Agreement, Seller makes no other representation or warranty and disclaims all liability and responsibility for any representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection, financial statement or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant or representative of Seller or of any Affiliate thereof).

     (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT DIMINISHING IN ANY MANNER THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS
ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FOLLOWING MATTERS: THE MAINTENANCE, REPAIR, SEAWORTHINESS, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY OF THE COMPANY ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE COMPANY ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER IS OBTAINING RIGHTS IN THE COMPANY ASSETS "AS IS", "WHERE IS" AND "WITH ALL FAULTS". THE PROVISIONS OF THIS SECTION 3.28(b) HAVE BEEN SPECIFICALLY NEGOTIATED IN THIS AGREEMENT.

     (c) Seller makes no representation or warranty to Purchaser regarding the probable success or future profitability of the Facility Operations or of any of the Company Assets.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Subject to all of the terms, conditions and provisions of this Agreement, Purchaser hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

     Section 4.01 Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its Assets and Properties or the nature of its business, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not have a Material Adverse Effect with respect to Purchaser.

     Section 4.02 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and such Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (including any stockholder action) on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement or such Related Agreements, or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery of this Agreement and such Related Agreements by the parties hereto and thereto other than Purchaser, this Agreement constitutes, and when executed and delivered by Purchaser, each of such Related Agreements will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles (whether applied in a court of law or equity).


     Section 4.03 No Conflict. Except for Liens on certain of the Company Assets to be granted by Purchaser in connection with financing for the transactions contemplated by this Agreement or as otherwise set forth in
Schedule 4.03, the execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) assuming the receipt of the Governmental Approvals and the completion of the notifications, filings and registrations set forth on
Schedule 4.04, violate any provision of any Law, or of any Governmental Approval or any writ, injunction, order, judgment or decree of any Governmental Authority, in each case presently in effect and applicable to Purchaser or any Affiliate of Purchaser or the Assets and Properties of Purchaser, (ii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under (x) the charter or by-laws of Purchaser, or (y) any resolution adopted by the Board of Directors or stockholders of Purchaser, (iii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under any Contract to which Purchaser is a party or by which Purchaser or any of Purchaser's Assets and Properties is bound or affected, or (iv) result in, or require, the imposition or creation of any Lien upon Purchaser's Assets and Properties.

     Section 4.04 Consents and Approvals. Except as set forth in Schedule 4.04, no Governmental Approvals, and no consents, licenses, authorizations, approvals, Permits, notifications, filings or registrations to or with any Person, are required to be obtained or made by Purchaser, or any of its Affiliates, in connection with the execution and delivery by Purchaser of this Agreement or any of the Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) such Governmental Approvals, consents, licenses, authorizations, approvals, Permits, notifications, filings and registrations which have been obtained or made and are in full force and effect and (ii) other filings with Governmental Authorities in the Ordinary Course of Business of Purchaser that are not required to be made prior to the consummation of the transactions contemplated by this Agreement or such Related Agreements.

     Section 4.05 Litigation. Except as set forth in the Purchaser SEC Reports, there is no action, suit, proceeding, arbitration, assessment or investigation served or pending of which Purchaser or any of its Affiliates has received notice, or, to the knowledge of Purchaser, threatened before or by any Governmental Authority or any other Person, which would have a Material Adverse Effect with respect to Purchaser and its subsidiaries, taken as a whole. There is no such action, suit, proceeding, arbitration, assessment or investigation pending or, to the knowledge of Purchaser or any of its Affiliates threatened, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby. Except as set forth in the Purchaser SEC Reports, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser or any of its Affiliates: (i) which could reasonably be expected to have a Material Adverse Effect with respect to Purchaser or (ii) which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

     Section 4.06 Capitalization of Purchaser.

     (a) The authorized capital stock of Purchaser consists of (i) 46,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common"), of which 7,905,813 shares were issued and outstanding on December 31, 1996, and 4,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common"), of which 655,199 shares were issued and outstanding on December 31, 1996 (such issued and outstanding shares of Class A Common and Class B Common being herein referred to as the "Purchaser Securities"), and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding on the date of this Agreement and no such shares will be issued and outstanding as of the Closing Date except the Preferred Stock to be issued pursuant to the terms hereof. All of the Purchaser Securities have been duly authorized and are validly issued, fully paid and nonassessable, and no shares of the capital stock of Purchaser are subject to, or issued in violation of, any preemptive rights. The Preferred Stock has been duly authorized and, when issued and delivered as contemplated herein, will be validly issued, fully paid and nonassessable, free of any preemptive rights, and will have the designations, rights and preferences set forth in the Designation of Series A Preferred Stock. Purchaser has reserved for issuance, and will continue to so reserve, out of its authorized but unissued shares of Class A Common, a number of shares of Class A Common sufficient to honor in full conversion of the Preferred Stock. The Class A Common issued upon conversion of the Preferred Stock has been duly authorized and, when issued and delivered, will be validly issued, fully paid and nonassessable, free of any preemptive rights.

     (b) Except for this Agreement, the Purchaser Securities and securities issued or reserved for issuance (and which may be issued prior to Closing) as reflected in Schedule 4.06(b), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock of Purchaser or any unissued shares of such capital stock.

     Section 4.07 Purchaser Financial Statements. Purchaser has delivered to Seller audited consolidated balance sheets and statements of income and cash flows of Purchaser and its subsidiaries as of the close of its fiscal year ended December 31, 1996 and the preceding fiscal year, accompanied by a report of independent auditors, which financial statements (including the notes thereto) are collectively referred to as "Purchaser Financial Statements". The Purchaser Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Purchaser as of the dates indicated therein and the results of operations and cash flow for the respective periods indicated therein (except as otherwise noted therein).

     Section 4.08 No Adverse Change. Since December 31, 1996, there has been no material adverse change in the business, financial condition, results of operations or prospects (in the case of prospects, not taking into account general economic conditions or general industry developments) of Purchaser and its subsidiaries, taken as a whole.

     Section 4.09 SEC Reports. Purchaser has delivered to Seller copies of its
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) proxy and information statements relating to all meetings of its stockholders (whether annual or special) from January 1, 1997 until the date hereof, and (iii) all other reports or registration statements filed by Purchaser with the SEC since January 1, 1997 and prior to the date hereof (other than registration statements filed on Form S-8) (collectively, the "Purchaser SEC Reports"). As of their respective dates, the Purchaser SEC Reports complied (and all other reports and registration statements filed by Purchaser with the SEC after the date hereof and prior to Closing will comply) in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in each case, at the time filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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

     Section 4.10 Brokers' Fees. Purchaser does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

     Section 4.11 Public Utility Holding Company. Purchaser is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder.

     Section 4.12 Investment Company. Purchaser is not subject to regulation under the Investment Company Act of 1940, as amended, nor is Purchaser subject to regulation pursuant to any rules or regulations promulgated thereunder.

     Section 4.13 Employee Benefit Plans.

     (a) Disclosure. Schedule 4.13 sets forth a complete and accurate list of all the Purchaser Benefit Plans referred to in Section 5.24(i). Except as set forth in Schedule 4.13, Purchaser has furnished Seller with true and complete copies of: (i) all such Purchaser Benefit Plans, including all amendments thereto and all summary plan descriptions thereof; (ii) the most recent statement of assets with respect to each such Purchaser Benefit Plan, (iii) the most recent annual report (form 5500) filed with respect to each such Purchaser Benefit Plan; and (iv) the most recent favorable Internal Revenue Service determination letter received with respect to each such Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the Code or trust intended to be exempt under Section 501(a) of the Code.

     (b) Compliance with Laws and Plan Terms and Plan Qualification. With respect to each Purchaser Benefit Plan referred to in Section 5.24(i), Purchaser has complied in all material respects with, and each such Purchaser Benefit Plan conforms in all material respects to and has from its inception been operated in all material respects in compliance with, all applicable Laws, including, without limitation, ERISA and the Code, and each such Purchaser Benefit Plan has been administered in all material respects in accordance with its terms. All contributions required to be made on or before the date of this Agreement to such Purchaser Benefit Plans have been timely made. Each such Purchaser Benefit Plan is qualified under Section 401(a) of the Code and each trust is exempt under Section 501(a) of the Code.

     (c) Prohibited Transactions; Reportable Events. None of the Purchaser Benefit Plans referred to in Section 5.24(i) has engaged, or is about to engage, in a Prohibited Transaction, and no "reportable event" (as defined in Section 4043 of ERISA) has occurred or is about to occur, in either case, which could result in any material Liability to Purchaser.

     Section 4.14 Acknowledgment Concerning Seller Representations and Warranties. Purchaser acknowledges and affirms that it has had the opportunity to complete its own independent investigation, analysis and evaluation of Seller, the Company Assets and the Facility Operations, that Purchaser has been afforded the opportunity to inspect the Company Assets and the Facility Operations, that, in making its decision to acquire the Company Assets, Purchaser has relied upon (i) its own independent investigation, analysis and evaluation of the Company Assets and the Facility Operations, (ii) the representations and warranties of Seller set forth in Article III and in the Related Agreements, and (iii) the covenants of Seller and its Affiliates set forth in Article V and in the Related Agreements, as a basis for such acquisition, and that Purchaser has made all such reviews and inspections of the foregoing as it has deemed necessary or appropriate.

     Section 4.15 Limitation on Representations and Warranties.

     (a) Except as and to the extent expressly set forth in this Article IV, included on any Schedule hereto or included in any Related Agreement or any other writing delivered by Purchaser to Seller concurrently herewith or subsequent hereto expressly pursuant to this Agreement, Purchaser makes no other representation or warranty and disclaims all liability and responsibility for any representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection, financial statement or advice that may have been provided to Seller by any officer, director, employee, agent, consultant or representative of Purchaser or of any Affiliate thereof).

     (b) Purchaser makes no representation or warranty to Seller regarding the probable success or profitability of Purchaser.

     Section 4.16 Citizenship of Purchaser. Purchaser is a citizen of the United States of America as defined in 46 U.S.C. ss. 802, and the regulations in effect thereunder, and is entitled to own vessels, to operate them in the coastwise trade of the United States, and to document them for that trade pursuant to Chapter 121 of Title 46 of the United States Code, and the regulations in effect thereunder.

                                   ARTICLE V

                                   COVENANTS

     Section 5.01 Access to Properties and Records.

     (a) After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, Seller shall (i) afford to Purchaser and its accountants, counsel, financial advisors, agents and other representatives involved in the transactions contemplated by this Agreement and the Related Agreements (the "Purchaser Representatives"), upon reasonable request, during normal business hours, full and complete access to the offices, Assets and Properties, Books and Records and personnel of Seller, in each case to the extent relating exclusively to or used exclusively in connection with the Facility Operations, and (ii) use commercially reasonable efforts to assist and to accompany Purchaser in contacting representatives of customers, suppliers and distributors of Seller (other than national account customers) for the purposes of facilitating Purchaser's investigation of the Facility Operations and to plan for consummation of the Closing; provided, however, (x) that such investigation shall be conducted in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of Seller, (y) such investigation would not result in a waiver of any attorney-client, work product or similar privilege and (z) Purchaser shall not contact such customers, suppliers or distributors of Seller for such purpose without Seller. Notwithstanding any term or other provision of this Section 5.01(a) or elsewhere in this Agreement, prior to the Closing, Purchaser will not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information, the disclosure of which could, in the reasonable opinion of Seller, subject Seller to risk of liability. Subject to Section 5.08, no investigation pursuant to this Section
5.01 shall affect any representations or warranties made in this Agreement or any of the Related Agreements or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby or thereby.

     (b) In the event that this Agreement is terminated in accordance with its terms, each Party shall promptly destroy or redeliver to the other all non-public written material provided pursuant to this Section 5.01 or otherwise and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Purchaser based on the information in such material shall also be destroyed (and Purchaser shall use commercially reasonable efforts to cause the Purchaser Representatives to similarly destroy their documents, memoranda, notes and other writings).

     (c) Purchaser shall provide Seller with copies of all reports filed by Purchaser with the SEC after the date hereof and prior to the Closing Date.

     Section 5.02 Closing Conditions; Obtaining Consents; Novations.

     (a) After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, subject to the terms and conditions herein provided, each of Seller and Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts to: (i) obtain all waivers, consents and approvals required to be obtained from other parties to Contracts of Seller; (ii) obtain all Governmental Approvals required to be obtained under any Law; (iii) effect all necessary registrations and filings including submissions of information requested by Governmental Authorities; and
(iv) fulfill its respective conditions (to the extent within its control) set forth in Article VI of this Agreement.

     (b) After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, subject to the terms and conditions herein provided, each of Seller and Purchaser agrees to use commercially reasonable efforts to novate, effective as of the Closing but not otherwise, each of the Contracts listed on Schedule 5.02(b) between OCC or Seller and the distributor or customer identified therein such that: (i) OCC and Seller shall be released from any and all Liabilities arising under or relating to each such Contract in connection with OCC's or Seller's obligation, after the Closing, to provide to such customer or distributor the products designated in Schedule 5.02(b) to the locations designated in Schedule 5.02(b); (ii) OCC or Seller shall remain obligated to the respective customer or distributor pursuant to the terms and conditions of each such Contract except to the extent OCC or Seller shall be released therefrom as provided in clause (i) above; and (iii) Purchaser shall enter into a Contract with each such customer or distributor with respect to the supply of the products to the locations covered by clause (i) above which Contracts shall be effective as of the Closing but not otherwise.

     Section 5.03 Further Assurances. Each of Seller and Purchaser agrees that, from time to time, whether at or after the Closing Date, it will take, and will cause its Affiliates to take, such other action as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and any Related Agreement. Each of Seller and Purchaser agrees that, from time to time after the Closing Date, at the request of the other Party, it, to the extent it then may lawfully do so: (i) shall, and shall cause each of its Affiliates to, take such actions and execute, acknowledge and deliver such deeds, assignments, conveyances, transfers, powers of attorney and assurances as may reasonably be necessary to effect or evidence the transfer to Purchaser of any of the Company Assets held by or in the name of, or which may appear in any public record to be owned by, any such Person; and (ii) shall cooperate with the requesting Party in transferring to Purchaser (x) the Assumed Obligations and (y) all Governmental Approvals, if any, that are held by any such Person or any of their respective predecessors and are necessary to the Facility Operations or to the operation or maintenance of the Company Assets.

     Section 5.04 Conduct of Business. Except as otherwise contemplated by this Agreement or the Related Agreements, or as set forth in Schedule 5.04, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller shall:

     (a) not take or perform any act or refrain from taking or performing any act which, if taken or performed or failed to be taken or performed between the date of the most recent Financial Statements and the date hereof, would have resulted in a breach of the representations and warranties of Seller set forth in Section 3.07;

     (b) not enter into any agreement, or extend an existing agreement, for the purchase or sale of chlorine or caustic soda that will survive after the Closing Date other than in the Ordinary Course of Business of Seller and its Affiliates;

     (c) not sell (other than sales of Inventory and scrap or surplus equipment in the Ordinary Course of Business of Seller and its Affiliates), pledge, lease, license or otherwise transfer any of the Company Assets;

     (d) not enter into any Contract relating to the Facility Operations, or amend, modify or terminate any such Contract, other than in the Ordinary Course of Business of Seller and its Affiliates;

     (e) promptly notify Purchaser of any material development affecting the Company Assets or the Facility Operations; provided, however, that such notice need not contain any information the disclosure of which to Purchaser would be prohibited by Law; and

     (f) not enter into any Contract to (i) take or perform any act which Seller is required to not take or perform pursuant to this Section 5.04 or (ii) refrain from taking or performing any act which Seller is required to take or perform pursuant to this Section 5.04.

Nothing contained in this Agreement shall give to Purchaser, directly or indirectly, rights to control or direct the conduct of the Facility Operations prior to the Closing Date. Prior to the Closing Date, Seller or its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Facility Operations.

     For any matter for which Seller shall request the consent of Purchaser under this Section 5.04, Seller shall give written notice to Purchaser describing such matter in reasonable detail and requesting consent under this
Section 5.04. Within five Business Days of receipt of any notice given by Seller under this Section 5.04, Purchaser shall promptly grant or withhold its consent by giving written notice to Seller or by giving telephonic notice to Seller, promptly thereafter confirmed by written notice; provided, however, that, if Purchaser fails to notify Seller of its grant or withholding of such consent within such period of time, Purchaser shall be deemed to have consented to such matter.

     Section 5.05 Public Announcements. Except as required by Law or pursuant to the rules or regulations of any national securities exchange, without the prior written approval of the other Party, neither Seller nor Purchaser will issue, or permit any agent or Affiliate thereof to issue, any press release or otherwise make or permit any agent or Affiliate thereof to make, any public statement or announcement with respect to this Agreement, the Related Agreements or the transactions contemplated hereby and thereby; provided, however, that to the extent that, in the opinion of their respective counsels, any press releases or written public statements are required to be made by Seller or Purchaser pursuant to any Law or pursuant to any such rules or regulations, the Parties will consult with each other prior to issuing any such press release or written public statement.

     Section 5.06 Acquisition Transactions. After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, neither Seller nor any of its Affiliates shall initiate, solicit, negotiate, or knowingly encourage any submissions of inquiries, proposals or offers from any potential buyer (other than Purchaser or any of its Affiliates) to, directly or indirectly, acquire all or any substantial part of the Facility Operations or the Company Assets, whether by merger, purchase of assets, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. In the event that Seller shall breach any of the covenants contained in this Section 5.06, Purchaser shall have the right, as its sole remedy, to recover from Seller the direct, reasonable out-of-pocket expenses incurred by Purchaser in negotiating the definitive terms and conditions of this Agreement and the Related Agreements, undertaking to obtain the financing necessary to consummate the transactions contemplated by this Agreement and conducting its review of the Company Assets and the Facility Operations.

     Section 5.07 Casualty Loss and Condemnation.

     (a) In the event of, prior to the Closing, (i) the destruction of, or material damage to, any Company Asset which shall, together with all other Company Assets damaged or destroyed, have a Replacement Cost exceeding $250,000 (a "Casualty Event") which Seller shall have elected not to repair, rebuild, restore or replace as provided below, or (ii) the condemnation of any Company Asset which shall, together with all other Company Assets so condemned, have a Replacement Cost exceeding $250,000, Purchaser, at its option, may elect, prior to Closing:

                 (x) to exclude such Company Asset and to treat such Company Asset as an Excluded Asset, provided, however, that the Purchase Price shall be reduced by the Replacement Cost of such Company Asset to reflect the exclusion of such Company Asset; or

                 (y) in the event that such damage, destruction or condemnation would prevent Purchaser from operating the Facility immediately after the Closing, to terminate this Agreement.

     (b) In the event that such Company Asset or all such Company Assets damaged, destroyed or condemned shall have a Replacement Cost which exceeds $20 million, either Purchaser or Seller may elect, prior to Closing, to terminate this Agreement.

     (c) Seller shall give Purchaser prompt written notice (a "Casualty Notice") of any such condemnation or Casualty Event, indicating the Company Asset or Company Assets which suffered such condemnation or Casualty Event, and Seller's estimate of the Replacement Cost (subject to dispute resolution as provided in Section 5.07(g)) of each such Company Asset accompanied, in the case of any Casualty Event, by copies of all insurance related thereto, any deductibles or retention applicable thereto, any defenses threatened or asserted by the insurer or known to Seller, its estimate of, and all available information relevant to, the cost of repair, rebuilding, restoration or replacement thereof, and any other information reasonably requested by Purchaser. In the case of any retention or deductible, Seller shall provide to Purchaser prompt notice of such retention or deductible. Purchaser shall make any election permitted by Section 5.07(a) promptly, but in any event within five Business Days of the receipt of a Casualty Notice.

     (d) In the event of the occurrence of any Casualty Event with respect to any Company Asset, Seller may, in the applicable Casualty Notice, elect to repair, rebuild, restore or replace such Company Asset. Upon any such election, Purchaser shall have the option, exercisable by notice to Seller on or before the fifth Business Day after such Casualty Notice (but in any event prior to the Closing), to accept such Company Asset without such repair, rebuilding, restoration or replacement, in which event the Purchase Price shall be reduced by the Replacement Cost of such Company Asset. In the event that Purchaser does not exercise such option, Seller shall promptly undertake to repair, rebuild, restore or replace such Company Asset to substantially the same condition as prior to the event causing such destruction or damage.

     (e) With respect to any such Company Asset that has been condemned or has suffered a Casualty Event (other than any Company Asset that Seller has elected to repair, rebuild, restore or replace), Purchaser may, in lieu of any reduction to the Purchase Price set forth in clause (x) of subsection (a) of this Section 5.07 and by notice to Seller set forth in the election by Purchaser referred to in subsection (a) of this Section 5.07, request that Seller, and, upon any such request, Seller shall, (i) pay to Purchaser, at the Closing, all sums theretofore paid to Seller by third parties by reason of such condemnation or Casualty Event, (ii) assign to Purchaser, no later than the Closing, all of the right, title and interest of Seller in and to any unpaid awards or other amounts payable by third parties or under Seller's personal property and casualty insurance policies arising out of such condemnation or Casualty Event, and (iii) pay to Purchaser any deductible or retention under any applicable insurance.

     (f) At any time during which Purchaser may elect to receive the proceeds thereof pursuant to Section 5.07(e), Seller shall not, without the consent of Purchaser, compromise, settle or adjust any material amounts receivable by reason of any condemnation or Casualty Event occurring with respect to any such Company Asset.

     (g) If the Replacement Cost of any Company Asset must be determined, Seller shall submit to Purchaser an estimate of the Replacement Cost of such Company Asset. If, on or before the fifteenth calendar day after Seller shall have provided such an estimate, Seller and Purchaser shall not have reached agreement on the Replacement Cost of such Company Asset, Seller and Purchaser shall each designate, on or before the tenth calendar day after the expiration of such 15-day period, an appraiser which shall be an individual, experienced in such matters in the State of Washington, with which the Party selecting the same and any Affiliate of such Party has not conducted business within five years prior to such designation. The two appraisers shall then select a third appraiser. Purchaser and Seller shall within five days after the date of the selection of the third appraiser each present to each of the appraisers a written estimate of the Replacement Cost, together with such information in support of such estimate as Purchaser or Seller shall desire. The appraisers shall as soon as reasonably practicable, but within fifteen days after the submission of the last estimate by Purchaser or Seller, select either Purchaser's or Seller's estimate as the one which most closely approximates the Replacement Cost of the Company Asset. The decision of two of the three appraisers shall be the final decision and shall be binding on the Parties. The cost of such appraisal shall be shared equally by Seller and Purchaser. Seller and Purchaser shall provide such appraisers all information reasonably requested by such appraisers to determine the Replacement Cost of such Company Asset.

     Section 5.08 Certain Notifications; Specific Performance.

     (a) Prior to Closing, each of the Seller and the Purchaser shall promptly notify the other Party if, to the knowledge of the Seller or the

Purchaser, as the case may be, any event, fact or condition exists which constitutes or will constitute a material breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement or any of the Related Agreements. In the event of any such breach by any Party, the other Party may elect to consummate the transactions contemplated by this Agreement, and, upon any such election, (i) the Parties may enter into a mutually acceptable amendment to this Agreement addressing such breach and any other matters related thereto, or (ii) such other Party shall be deemed to have unilaterally waived such breach, provided that in no event shall the Party responsible for such breach be required to enter into any such amendment unless such amendment provides that such breach shall be deemed unconditionally waived by such other Party for all purposes of this Agreement; provided, however, that the preceding shall not apply to any representations, warranties, covenants or agreements set forth in the Environmental Operating Agreement.

     (b) This Agreement shall not be specifically enforceable, except that, in the event of the satisfaction by Seller, on the one hand, or Purchaser, on the other hand, of their respective conditions to Closing (including any such satisfaction by waiver by the other Party or parties), the obligation of Seller or Purchaser, as the case may be, to consummate the transactions contemplated by this Agreement shall be specifically enforceable by such other Party or parties to the full extent permitted by Law.

     Section 5.09 Title Policy. At Closing, Seller shall furnish to Purchaser a Standard Owner Title Policy covering the Site and all improvements thereon issued by Transnation Title Company ("Title Company") on the 1970 policy form in the amount of $75,000,000 (the "Title Policy"), which shall be substantially in the form attached hereto as Exhibit B, subject to the following revisions:
(i) Special Exception No. 5 on Schedule B thereto shall be deleted in its entirety; (ii) Special Exception No. 7.C. on Schedule B thereto shall be deleted in its entirety; and (iii) Special Exception No. 9 on Schedule B thereto shall be deleted in its entirety. In connection with the issuance of the Title Policy, Title Company shall be required to reinsure $37,500,000 of the Title Policy with Commonwealth Land Title Insurance Company ("Reinsurer") and provide Purchaser with a direct access reinsurance agreement with Reinsurer. Seller shall pay the base premium required in connection with the issuance of the Title Policy and Purchaser shall pay for the cost of obtaining the extended coverage endorsement and all other endorsements issued in connection with the Title Policy, including, but not limited to, the costs of reinsurance, if any. Subject to the preceding, Purchaser hereby acknowledges that the Title Commitment is acceptable to Purchaser. Seller shall not object to Purchaser's purchase from a title insurer, at Purchaser's sole cost, expense and obligation, any other extended coverage and other title coverage or endorsements as Purchaser may choose.

     Section 5.10 Antitrust Law Compliance. Seller and Purchaser have heretofore prepared and filed with the United States Department of Justice (the "Department") and the Federal Trade Commission (the "FTC") the notification and report form with respect to the transactions contemplated by this Agreement as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the statutory waiting period has expired. Seller and Purchaser shall each cooperate with the other in responding to any inquiries of the Department or the FTC with respect to such filings.

     Section 5.11 Sureties and Financial Commitments. With respect only to those commitments (which may include Assumed Obligations) of Seller or any Affiliate of Seller set forth on Schedule 5.11, Purchaser shall use all reasonable commercial efforts to (i) substitute, as of the Closing Date, the commitment of Purchaser (or its permitted assignee hereunder) for all commitments of Seller or any of its Affiliates in respect of any Assumed Obligation or Company Asset or to (x) any Governmental Authority in support of
(A) any Permit affecting the Company Assets or the operation thereof which is, or is purported to be, assigned to Purchaser under the Conveyance Instrument, or (B) any Contract between Seller and any Governmental Authority relating to the Company Assets or the operation thereof which is, or is purported to be, assigned to Purchaser under the Conveyance Instrument, (y) any financial institution or surety company providing an undertaking to either a Governmental Authority or any other Person that is a party to any Contract with Seller relating to the Company Assets or the operation thereof which is, or is purported to be, assigned to Purchaser under the Conveyance Instrument, and (z) any other Person that is a party to any Contract with Seller relating to the Company Assets or the operation thereof which is, or is purported to be, assigned to Purchaser under the Conveyance Instrument, or (ii) otherwise arrange for the release of Seller or any Affiliate of Seller from any such commitment. In the event that Purchaser shall fail to arrange any such substitution or release, Purchaser shall not sell, transfer or otherwise dispose of any of the Company Assets to which any such commitment of Seller or any of its Affiliates relates without the prior written consent of Seller, which consent shall not be unreasonably withheld.

     Section 5.12 Financing Materials. As far in advance as is possible, Purchaser shall provide Seller with drafts and final copies of each financing document or other offering document (including in each case updates) of Purchaser or any of its Affiliates that Purchaser or any such Affiliate shall prepare for the purpose of seeking financing to enable Purchaser to consummate the transactions contemplated by this Agreement. Purchaser shall provide Seller with a reasonable opportunity to object to the inclusion or character of any information pertaining to Seller or the transactions contemplated by this Agreement or any Related Agreement that is contained in any offering document(s), and Purchaser shall, prior to commencing any such offering, consider the corrections reasonably requested by Seller with respect to such information provided that any such objections shall have been communicated to Purchaser or its representatives within three Business Days after the day Seller receives the applicable draft offering document(s). In addition, as reasonably requested by Seller, Purchaser shall advise Seller of the status of any negotiations with any prospective lenders to Purchaser or any such Affiliate regarding such financing. Nothing set forth in this Agreement or in the Financial Statements shall be deemed to be a consent by Arthur Andersen LLP to the inclusion of the Financial Statements or any other financial statements in any such financing document.

     Section 5.13 Insurance Claims. From and after the Closing, Seller and Purchaser shall each cooperate with the other in making information available to the other Party to assist such Party in preparing and filing any insurance claims relating to occurrences prior to the Closing

Date and pertaining to the Company Assets or the Facility Operations. No policy, binder or contract of insurance which is currently in force and providing coverage for Seller or any of its Affiliates or the Company Assets will cover the Company Assets, Purchaser's interest therein or the Facility Operations after the Closing. After the Closing, Seller or its representatives may issue a cancellation notice with respect to any document evidencing insurance then outstanding under each policy which is owned by Seller or any of its Affiliates.

     Section 5.14 Pierce County Series 1993 Bonds. Upon the conveyance of the Project (as such term is defined in the Revenue Bonds Loan Agreement) from Seller to Purchaser in accordance with the provisions of the Environmental Operating Agreement, Purchaser will not make any changes in the Project which would, at the time made, result in the interest on the Revenue Bonds becoming subject to federal income taxation, or would otherwise violate any provisions of any Laws (excluding any Environmental Laws).

     Section 5.15 Additional Financial Statements. As soon as such statements are prepared, Seller shall caused to be delivered to Purchaser copies of the balance sheets, statements of income and retained earnings and statements of cash flow of the Facility Operations as at and for each of the three month periods ended March 31, 1996 and 1997, as certified by the chief financial officer of OCC (and upon delivery to Purchaser, such statements shall be deemed included for all purposes in the definition of Financial Statements, except that there need be no audit performed or certification issued by Arthur Andersen LLP with respect to such additional financial statements). Such additional financial statements shall be prepared in accordance with GAAP and present fairly in all material respects the financial position of the Facility Operations as of the dates indicated therein and the results of operations and cash flows for the respective periods indicated therein (except as otherwise noted therein).

     Section 5.16 Removal of Excluded Assets. Not later than five days prior to the Closing, Seller shall remove any Excluded Asset (other than personal property utilized for investigation or remediation of any Environmental Condition on the Site or property identified as an excluded asset in the Technology License Agreement) which is located on any Company Asset to a location which Seller retains.

     Section 5.17 Wheels Lease. Prior to the Closing, Seller and Purchaser shall use all reasonable commercial efforts (i) to obtain all requisite consents from Wheels, Inc. for the assignment or transfer to Purchaser of all rights and obligations with respect to that portion of the Wheels Lease that relates to the Vehicles, (ii) to have Purchaser enter into a new lease agreement whereby Purchaser shall assume all liability arising from and after the date of such lease agreement with respect to the Vehicles, and (iii) to have Wheels, Inc. release Seller and any of its Affiliates from any liability from and after the date of such release with respect to the Vehicles. In the event that, on or prior to the Closing Date, the requisite consent for such transfer is not obtained, and Purchaser does not execute a new lease agreement with Wheels, Inc., Seller shall, at the Closing, assign its rights to the Vehicles to Purchaser, and Purchaser shall, by an instrument in writing, indemnify Seller from and against any liability arising from and after the Closing Date with respect to the Vehicles. Such assignment shall cover the Vehicles only for the remaining term of the Wheels Lease.

     Section 5.18 Prorations.

     (a) Any real and personal property taxes and ad valorem taxes with respect to the Site and the Facility for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be apportioned on a per diem basis between (i) the period commencing on the initial day of such taxable period and ending one day prior to the Closing Date ("Pre-Closing Taxes"), and
(ii) the period commencing on the Closing Date and ending on the last day of such taxable period ("Post-Closing Taxes"). On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty
(60) calendar days thereafter, Pre-Closing Taxes and Post-Closing Taxes, local business or other license fees or taxes, rents under the Leases assumed by Purchaser, merchants' association dues and other similar periodic charges payable with respect to the Site and the Facility shall be prorated between Purchaser and Seller effective as of the Closing Date. A preliminary and estimated proration schedule reflecting all proration items is attached hereto as Schedule 5.18. If any of the real property or personal property tax rates for the current tax year are not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year, and such proration shall be adjusted upon presentation of written evidence by Purchaser that the actual taxes paid differ from the amount used on the Closing Date. Any payment by Seller or Purchaser required by this Section
5.18 shall be made within five (5) days after a mutually acceptable determination of the amount due.

     (b) Seller shall use reasonable commercial efforts to have (i) meters for electricity, telephone, gas and water read as of the opening of business on the Closing Date, and (ii) bills rendered to Seller based on such readings. Seller shall cooperate with Purchaser in arranging for the transfer of such services. To the extent such meter readings are not taken on the Closing Date or are not used as the basis for calculating all charges applicable on such date, such electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Purchaser and Seller effective as of the Closing (based on the number of days in applicable pre-Closing and post-Closing periods). Seller shall deliver to Purchaser copies of each relevant bill or statement to the extent relating to the proration obligations under this Section 5.18. Any dispute over utility or any other prorations shall be resolved in the manner set forth in the last two sentences of Section 2.04(a).

     Section 5.19 Books and Records.

     (a) Inspection. Each of Seller and Purchaser agrees that, for a period of five years following the Closing Date, such Party shall take all necessary action to ensure that (i) all Books and Records pertaining to the Company Assets or the Facility Operations (including, to the extent applicable to the Facility Operations, any Books and Records with respect to customers of the Facility prior to the Closing Date that may also be customers of Seller or its Affiliates) with respect to periods ending on or before the Closing Date and in the possession or control of such Party or any of its Affiliates shall be open for inspection by representatives of the other Party at any time during regular business hours, and (ii) such other Party may during such period at its expense make such excerpts therefrom as it may reasonably request.

     (b) Destruction and Cooperation. For a period of five years following the Closing Date (or for such longer period as may be required by Law), no Party or any of its Affiliates shall destroy or give up possession of any of the Books and Records relating to any matter for which a Party shall have any continuing responsibility under this Agreement without first offering to the other Party the opportunity, at its expense, to obtain such Books and Records. During such period, each Party shall use its commercially reasonable efforts to cooperate with the other Party and make available such Books and Records to the employees and representatives of such Party to the extent that such Party may reasonably require for its corporate and other business purposes (including, without limitation, attendance at depositions or legal proceedings, or audits requested by such Party to be performed by such Party's independent accountants for any period through the Closing Date).

     Section 5.20 Tradenames or Trademarks of Seller and its Affiliates.20 Tradenames or Trademarks of Seller and its Affiliates.20 Tradenames or Trademarks of Seller and its Affiliates. As promptly as reasonably practical and in any event within 180 days after the Closing, Purchaser shall eliminate the word "Occidental," "OxyChem" or "Oxy," or any word or expression similar thereto, from the names under which Purchaser does business. As promptly as practicable after the Closing, the word "Occidental," "OxyChem" or "Oxy," or any word or expression similar thereto, shall be removed from the Company Assets, and, thereafter, neither Purchaser nor any Affiliate thereof shall use any such logo or name belonging to Seller or any of its Affiliates.

     Section 5.21 Related Agreements. Except as contemplated by Section 9.06, contemporaneously with the Closing, each of Seller and Purchaser shall execute and deliver the Related Agreements to which it is a party, and shall cause each of its Affiliates to execute and deliver the Related Agreements to which each such Affiliate is a party.

     Section 5.22 Performance of Assumed Obligations. From and after the Closing, Purchaser shall fulfill, perform, pay and discharge all of the Assumed Obligations.

     Section 5.23 Availability of Information. During any period that Purchaser is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, Purchaser will comply therewith. In addition, Purchaser will comply with all other public information reporting requirements of the SEC (including Rule 144 promulgated by the SEC under the Securities Act) from time to time in effect available to Purchaser and relating to the availability of an exemption from the Securities Act for the sale of the Preferred Stock and any securities received in respect thereof; provided, however, that Purchaser shall not be required voluntarily to become or remain a reporting company under the Exchange Act if it is not otherwise required to do so. Purchaser will also cooperate with the holder of any Preferred Stock or any such securities received in respect thereof and provide such information as may be requested by such holder as is reasonable to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of such Preferred Stock or any such securities received in respect thereof. Purchaser will furnish to the holder of any Preferred Stock or any such securities received in respect thereof promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Purchaser to its stockholders, and copies of all regular and periodic reports and all registration statements (other than registration statements filed on Form S-8) and prospectuses filed by Purchaser with any securities exchange or with the SEC.

     Section 5.24 Employees and Employee Benefit Plans.

     (a) "Salaried Employees" shall mean all employees (either salaried or hourly) of Seller whose work relates solely and exclusively to the Facility Operations who are not Union Employees and who are immediately prior to the Closing (i) in the active employment of Seller ("Active Salaried Employees"), or (ii) on short term disability, sick leave, or other temporary leave of absence approved by Seller ("Salaried Employees on Approved Leave").

     (b) "Union Employees" shall mean all employees in the active employment of Seller who are part of the collective bargaining units represented by the Unions and who are employees of Seller at the Facility Operations immediately prior to the Closing Date, including such employees who are, on the Closing Date on layoff, sick leave or other temporary leave of absence pursuant to the terms of the Union Contract(s).

     (c) "Employees" shall mean, collectively, the Salaried Employees and the Union Employees. A true and complete list of names, positions, salaries or hourly wage rates, as applicable, and the last bonus of the Employees shall be provided by Seller to Purchaser no later than ten days after the date of this Agreement and shall be updated by Seller from time to time up to the Closing.

     (d) As of the Closing Date, Purchaser shall offer employment to each Salaried Employee and each Union Employee to commence on the Closing. Each Active Salaried Employee who accepts such offer and each Salaried Employee on Approved Leave shall be a "Transferred Salaried Employee". If, within twelve months of the Closing, Purchaser actually or constructively terminates any Transferred Salaried Employee or if any Salaried Employee fails to accept such Purchaser offer of employment, Purchaser shall pay such Salaried Employee severance benefits not less than those provided under the Severance Plan in effect on the date of this Agreement, to the extent that such benefits would have been payable under such Severance Plan. With regard to the Facility Operations, Purchaser shall not at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or a "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act, affecting in whole or in part, the Facility Operations, site of employment or operating unit, or any Employees without complying fully with the notice and all other applicable requirements of such Act.

     (e) As of the Closing Date, Purchaser shall provide each Transferred Salaried Employee with "Purchaser Benefit Plans", which shall mean, with respect to Transferred Salaried Employees, the benefit plans and programs under
(i) the Employee Plans and Agreements as in effect immediately prior to the Closing Date, (ii) Purchaser's benefit plans and programs applicable as of the Closing Date to employees of Purchaser in similar jobs, or (iii) a combination of Employee Plans and Agreements and Purchaser's benefit plans and programs, the determination of which shall be at the sole discretion of Purchaser. From and after the Closing, each Transferred Salaried Employee shall be eligible to participate in such Purchaser Benefit Plans in accordance with the terms and conditions thereof. Under such Purchaser Benefit Plans which are Employee Welfare Benefit Plans, Transferred Salaried Employees and their eligible dependents, if participants in any health, long term disability or life insurance plans, as applicable, of Seller or its Affiliates immediately prior to the Closing Date (x) shall participate in such Purchaser Benefit Plans that are Employee Welfare Benefit Plans as of the Closing Date, and (y) shall be deemed to satisfy any pre-existing condition limitations under such Purchaser Benefit Plans that are group medical, dental, life insurance or disability plans. In addition, amounts paid by such Transferred Salaried Employees towards deductibles and copayment limitations under the health plans of Seller or its Affiliates with respect to the 1997 plan year shall be counted toward meeting any similar deductible and copayment limitations under the health plans that shall be provided under the Purchaser Benefit Plans.

     (f) Purchaser shall recognize all service credited for each of the Transferred Salaried Employees on Seller's or its Affiliates' records for purposes of eligibility for benefits and vesting under the Purchaser Benefit Plans and the level of benefits under the Purchaser Benefit Plans, but specifically excluding any benefit accrual under any defined benefit pension plan of Purchaser or an Affiliate of Purchaser.

     (g) Seller agrees that, for Transferred Salaried Employees and Union Employees with an accrued benefit under the PRA, the PSA, or the SIP, Seller shall cause the appropriate plan sponsor to amend such pension plans so that full vesting in such accrued benefit shall occur as of the Closing Date.

     (h) From and after the Closing, each Union Employee shall continue participating in such plans and programs as are applicable to the Union Employees in accordance with the terms and conditions of the Union Contracts as assumed by Purchaser. Except as provided pursuant to the provisions of Section 5.24(j) and Section 5.24(k), any expenses and benefits incurred subsequent to June 4, 1997 necessary to extend any of the Union Contracts past June 4, 1997 shall be paid solely by Purchaser.

     (i) Seller and Purchaser shall promptly take the necessary steps to provide for a plan to plan transfer (as such transfer is described in Section 414(l) of the Code) of account balances (in cash and including outstanding loans) of Transferred Salaried Employees and Union Employees from the PSA and the SIP to the Pioneer Tacoma Salaried 401(k) Plan or Pioneer Tacoma Bargaining Unit 401(k) Plan, as applicable. Such transfers shall not take place until Purchaser provides Seller a written opinion of its counsel that such Purchaser savings plans, in form, are qualified plans as described in Section 401(a) of the Code, which meet the requirements of Section 401(k) of the Code, and that any related trust meets the requirements for exemption from income taxability of Section 501(a) of the Code, or Purchaser provides a favorable Internal Revenue Service determination letter with respect to each such Purchaser savings plan and associated trust.

     (j) From and after the Closing, Transferred Salaried Employees shall be entitled to retain and take any vacation days earned but not taken under Seller's or OCC's vacation policy for the period from January 1, 1997 through the Closing Date. On or promptly after the Closing Date, Seller shall pay to each Transferred Salaried Employee any applicable Banked Vacation. "Banked Vacation" shall mean vacation time accrued on Seller's or its Affiliates' records as payable to any Transferred Salaried Employee for which vacation time has not been taken prior to May 31, 1997 and which was earned prior to January 1, 1997. If agreed to by the Unions prior to the Closing, on or promptly after the Closing Date Seller shall pay to each Union Employee any applicable Accrued Union Vacation. If there is no agreement with the Unions prior to the Closing, Seller shall exercise its rights under federal labor law to undertake to provide the benefit referred to in the preceding sentence. "Accrued Union Vacation" shall mean one-half of the vacation time accrued on Seller's or its Affiliate's records as payable to any Union Employee for which vacation time was earned prior to January 1, 1997, but has not been taken prior to May 31, 1997. In addition, Seller shall pay to Purchaser on or promptly after the Closing Date an amount equal to one-half of the aggregate vacation time accrued but not taken by the Transferred Salaried Employees and the Union Employees from January 1, 1997 until May 31, 1997.

     (k) Schedule 5.24(k) lists the Employees eligible for retiree medical benefits under the medical plans of Seller or its Affiliates, as applicable, as of May 31, 1997. If any Transferred Salaried Employee listed on Schedule 5.24(k) retires directly from continuous active employment with Purchaser after the Closing Date, such Transferred Salaried Employee shall be eligible for retiree medical benefits under Seller's or OCC's medical plan, if any, which may then generally be available to Seller's or any of its Affiliates' salaried employees retiring directly from employment with Seller or OCC. If agreed to by the Unions prior to Closing, if any Union Employee listed on
Schedule 5.24(k) retires directly from continuous active employment with Purchaser after the Closing Date, such Union Employee shall be eligible for retiree medical benefits under Seller's medical plans which are available to Union Employees retiring directly from employment with Seller immediately prior to the Closing. If there is no agreement with the Unions prior to Closing, Seller shall exercise its rights under federal labor law to undertake to provide the benefit coverage referred to in the preceding sentence. Expenses and benefits relating to such retiree medical claims for such eligible Employees and their covered dependents shall be the sole responsibility of Seller or its Affiliates, except that if any such Employee who is eligible for retiree medical benefits under the medical plans of Seller or its Affiliates, as applicable, under this Section 5.24(k) is subsequently rehired by, or performs any services for, Purchaser, the expenses and benefits relating to such retiree medical claims for such eligible Employee and his or her covered dependents shall be the sole responsibility of Purchaser during any period such Employee is employed by, or performs any services for, Purchaser. For purposes of this Section 5.24(k), a claim is deemed to be incurred when the services giving rise to the claim are performed.

     (l) As of the Closing Date, the Employees shall cease to accrue service credit, except as expressly provided in this Section 5.24, under any and all of the welfare plans of Seller or its Affiliates, under any and all of the pension plans of Seller or its Affiliates, and under any and all non-ERISA plans or programs of Seller or its Affiliates, in which participation had been available to such Employees prior to the Closing.

     (m) Except as otherwise provided in this Section 5.24, Seller and Purchaser agree that this Agreement does not contemplate the transfer of any assets or liabilities from any Employee Plans and Agreements to any Purchaser Benefit Plan or to Purchaser or any of its Affiliates. Except as otherwise expressly provided in this Agreement, Purchaser hereby waives any and all claims which Purchaser or any of its Affiliates might have to any of the assets of any plan of Seller or its Affiliates.

     Notwithstanding the foregoing, as soon as practicable after the Closing Date, Seller and/or Purchaser, as the case may be, shall take all actions necessary or appropriate to cause (i) OCC to spin off all liabilities and assets relating to all participants represented by the Unions, including current and former Union employees of Seller or its Affiliates, from the Union Pension Plan as of the last day of the calendar month coincident with or next following the Closing Date (the "Asset Allocation Date"), in accordance with
Section 4044 of ERISA and Section 414(1) of the Code, (ii) OCC to create a new qualified defined benefit pension plan (the "Tacoma Union Pension Plan") sponsored by OCC to receive the spun off assets and liabilities attributable to such participants, (iii) Purchaser to establish a new qualified defined benefit pension plan, effective as of the Closing Date, with provisions substantially identical to the provisions of the Tacoma Union Pension Plan (the "Purchaser's Union Pension Plan"), (iv) OCC to transfer sponsorship of the Tacoma Union Pension Plan to Purchaser after the contribution described in the following paragraph has been made, and (v) Purchaser to merge the Tacoma Union Pension Plan into Purchaser's Union Pension Plan and to assume all past, present and future obligations and liabilities of OCC with respect to the Tacoma Union Pension Plan.

     After the spin-off from the Union Pension Plan and prior to the transfer of sponsorship of the Tacoma Union Pension Plan to Purchaser, as described above, Seller shall, or shall cause its Affiliates to, contribute, if necessary, to the qualified plan trust for the Tacoma Union Pension Plan, an amount that shall be sufficient to fully fund the "accumulated benefit obligation" (as such term is defined in SFAS 87) of the Tacoma Union Pension Plan as of the Asset Allocation Date, as determined by Seller's independent actuary, after such amount has been reviewed and agreed to by Purchaser, whose agreement shall not be unreasonably withheld. The actuarial calculation required by this paragraph shall be based upon the applicable provisions for the Unions under the Union Pension Plan in effect on the Closing Date using the actuarial methods and assumptions set forth on Schedule 5.24(m), with the exception that the discount rate used to value the accumulated benefit obligation will be 6.5% for inactive participants.

     Seller agrees that from inception through the transfer of the sponsorship of the Tacoma Union Pension Plan: (i) the Tacoma Union Pension Plan shall comply in all material respects and shall be operated in all material respects in compliance with its terms and with all applicable Laws (excluding any Environmental Laws), including ERISA and the Code, (ii) the Tacoma Union Pension Plan shall be qualified under Section 401(a) of the Code and the associated trust shall be exempt under Section 501(a) of the Code, (iii) no event or condition shall occur with respect to the Tacoma Union Pension Plan which could result in a material Liability to Purchaser or any of its Affiliates under Title IV of ERISA, and (iv) the Tacoma Union Pension Plan shall not engage in a Prohibited Transaction. All contributions required to be made from Closing until the transfer of the sponsorship of the Tacoma Union Pension Plan shall be timely made by Purchaser.

     After the Asset Allocation Date until the instruction to liquidate assets attributable to the Tacoma Union Pension Plan in the Union Pension Plan has been received and executed by the trustee, assets relating to the Tacoma Union Pension Plan shall be invested at the discretion of the fiduciary of the Union Pension Plan. Any earnings or losses on such assets after the Asset Allocation Date and before the date such assets are liquidated shall be based on the investment return of the Union Pension Plan or the Tacoma Union Pension Plan, as applicable, during such period, as determined by the trustee. After the date of liquidation of assets until the date of transfer of the assets to the Tacoma Union Pension Plan, earnings or losses on such assets shall be based on the Short Term Investment Fund rate of the Northern Trust Company. The amount of assets to be spun off to the Tacoma Union Pension Plan shall be reduced to reflect the payments, on and after the Asset Allocation Date and through the date assets are spun off to the separate Tacoma Union Pension Plan, of benefits, such payments to be limited only to benefits accrued through the Closing Date, and of reasonable administrative expenses.

     Notwithstanding any other provision of this Section 5.24(m), if, prior to the transfer of the sponsorship of the Tacoma Union Pension Plan, any Governmental Authority imposes requirements or demands on Seller related to the transactions contemplated by this Section 5.24(m) which, in Seller's opinion, are unduly burdensome, or, if the amount that Seller would be required to contribute, as determined under this Section 5.24(m), to the Tacoma Union Pension Plan would exceed $4,000,000, then the spin-off from the Union Pension Plan contemplated by this Section 5.24(m) shall be voidable at the election of Seller. If such proposed transaction is voided by Seller, each Union Employee shall become fully vested in such Union Employee's accrued benefit under the Union Pension Plan as of the Closing Date.

     (n) In the event that Seller or any of its Affiliates terminates any of its employees at any time prior to the Closing Date, Seller or such Affiliate, as applicable, shall be solely responsible for any liability with respect to such termination, including liability for all severance benefit payments to such employees pursuant to its severance plan and any costs associated with violation of any applicable Laws.

     (o) Seller shall retain the sole responsibility for, and shall continue to pay, all hospital, medical, and health care continuation coverage benefits as described in section 4980B of the Code, life insurance, disability, other welfare plan expenses and benefits (including all benefits under the Employee Plans and Agreements), and workers' compensation for employees of Seller or its Affiliates (including each Employee) and their covered dependents, including "qualified beneficiaries" within the meaning of section 607(3) of ERISA, with respect to claims incurred prior to the Closing. In addition, Seller shall retain sole responsibility for the payment of any claim for medical benefits, health care continuation coverage benefits as described in section 4980B of the Code, life insurance or other welfare benefits by, or any other item of compensation or benefits payable under any Employee Plan and Agreement to (i) any employees and their covered dependents of Seller or its Affiliates after the Closing, (ii) any former employees and their covered dependents of Seller or its Affiliates who retired or died prior to the Closing Date, and (iii) any Transferred Salaried Employee who qualifies for long term disability benefits under Seller's long term disability plan within the 26 week entitlement after the Closing Date and whose qualifying event occurred prior to Closing. Except as provided pursuant to provisions of Section 5.24(k), expenses and benefits relating to such types of claims incurred by Transferred Salaried Employees and Union Employees and their covered dependents on or after the Closing Date shall be the sole responsibility of Purchaser. For the purposes of this Section 5.24(o), a claim is deemed incurred when the services giving rise to the claim are performed.

     (p) Nothing expressed or implied in this Agreement shall confer upon any Employee, or any legal representative thereof, including the Unions, any rights or remedies, including any right to employment, whether directly or as a third party beneficiary, or continued employment for any specified period, of any nature or kind whatsoever.

     (q) Except as set forth in this Section 5.24, Purchaser and its Affiliates shall hold Seller and its Affiliates harmless (i) from all claims (including costs of defense, prosecution, collection and reasonable attorney's fees) by any Transferred Salaried Employee or any Union Employee after the Closing who Purchaser or any of its Affiliates actually or constructively terminates or by any spouse, dependent, estate or other beneficiary of such Transferred Salaried Employee or such Union Employee, and (ii) from any claims or charges (including costs of defense, prosecution, collection and reasonable attorney's fees) by or relating to a Transferred Salaried Employee or any Union Employee concerning wrongful termination, discrimination, harassment, or violation of (A) the Fair Labor Standards Act, (B) the Labor Management Relations Act, (C) the Workers Adjustment and Retraining Notification Act, (D) the Americans With Disabilities Act, (E) ERISA, (F) the Consolidated Omnibus Budget Reconciliation Act of 1985,
(G) Title VII of the Civil Rights Act of 1964, (H) the Family and Medical Leave Act, (I) the Health Insurance Portability and Accountability Act, or (J) the Age Discrimination in Employment Act, all as attributable to the conduct of Purchaser or any of its Affiliates with respect to such Transferred Salaried Employee or such Union Employee relating to the period from and after the Closing or as are related to or based upon any act, omission or event occurring on or after the Closing.

     (r) Except as otherwise specified in this Section 5.24, Seller and its Affiliates shall hold Purchaser and its Affiliates harmless (i) from all liabilities and obligations (including costs of defense, prosecution, collection and reasonable attorney's fees) with respect to any Employee Plans and Agreements, or claims of employees or former employees of Seller or its Affiliates or of any spouse, dependent, estate, or other beneficiary of such employees or former employees that in any case arose or are related to or based upon any act, omission or event occurring prior to the Closing, including, without limitation, any such liability or obligation which may arise under
Section 5.24(n) and from (ii) any claims or charges relating to wrongful termination, discrimination, harassment, or violation of (A) the Fair Labor Standards Act, (B) the Labor Management Relations Act, (C) the Workers Adjustment and Retraining Notification Act, (D) the Americans With Disabilities Act, (E) ERISA, (F) the Consolidated Omnibus Budget Reconciliation Act of 1985,
(G) Title VII of the Civil Rights Act of 1964, (H) the Family and Medical Leave Act, (I) the Health Insurance Portability and Accountability Act, or (J) the Age Discrimination in Employment Act, all as attributable to the conduct of Seller or its Affiliates with respect to (x) any employees or former employees of Seller or its Affiliates who do not become Transferred Salaried Employees and Union Employees relating to the periods both before and after the Closing, and (y) the Transferred Salaried Employees and Union Employees, relating to the period prior to the Closing.

     (s) Representatives of Purchaser shall be entitled to meet with the Employees at mutually agreeable times prior to the Closing to explain and answer questions about the conditions, policies and benefits of employment by Purchaser after the Closing. Seller shall cooperate with Purchaser until

Closing in communicating to such Employees any additional information concerning employment after the Closing which such Employees may seek, or which Purchaser may desire to provide, and during normal business hours shall allow additional meetings by representatives of Purchaser with such Employees upon the reasonable requests of Purchaser. In addition, Seller and Purchaser agree to furnish each other with appropriate records for each of the Employees as may be necessary to assist in proper benefit administration.

     (t) The indemnity provisions of this Section 5.24 shall be administered under Sections 8.04 and 8.05 and be subject to the limitations and requirements of Sections 8.07 and 8.08 of this Agreement.

     Section 5.25 Transfer of Certain Rail Cars.

     (a) Not later than six months after the Closing Date, Seller shall cooperate with Purchaser to arrange for the transfer of all of Seller's or any of its Affiliate's right, title and interest in leases of rail cars of the number and type identified on Schedule 5.25 (the "Purchaser Rail Cars"). The Purchaser Rail Cars shall be within the range of age and rental rate specified in Schedule 5.25 and shall be subject to full service maintenance leases expiring within the range of years specified on Schedule 5.25.

     (b) Prior to the transfer of Seller's or any such Affiliate's right, title and interest in leases of the Purchaser Rail Cars, Seller or any such Affiliate shall sublease to Purchaser, pursuant to the Rail Car Sublease, rail cars (the "Leased Rail Cars") of the number and type, and complying with the specifications as to age and rental rate, set forth in Section 5.25(a). In the event that Seller or any of its Affiliates transfers its right, title and interest in any leases of Purchaser Rail Cars on the Closing Date, the number of Leased Rail Cars initially subject to the Rail Car Sublease shall be correspondingly reduced. Seller shall use reasonable commercial efforts (including seeking the consent of the lessors of the Purchaser Rail Cars) to arrange for the release of the Purchaser Rail Cars from any master lease (and any rider corresponding thereto) relating to the Purchaser Rail Cars. Each of Seller and Purchaser shall use reasonable commercial efforts to arrange for the inclusion of the Purchaser Rail Cars on master leases (or, if applicable, riders to master leases) between the lessors of the Purchaser Rail Cars and Purchaser.

     (c) Any Leased Rail Car agreed to by Purchaser (which agreement may not be withheld if the Leased Rail Car to be released and the Purchaser Rail Car identified are of similar state of repair) may be released from the Rail Car Sublease at Seller's discretion upon Seller's identification of a Purchaser Rail Car of the same type as such Leased Rail Car, which Leased Rail Car shall be released as soon as reasonably practicable after the release of such Purchaser Rail Car to Purchaser. Each Purchaser Rail Car shall be deemed to have been delivered to Purchaser by Seller or any Affiliate of Seller on the day such Purchaser Rail Car is released on the bill of lading relating to such Purchaser Rail Car. Each Leased Rail Car shall be deemed to have been delivered to Seller or an Affiliate of Seller, as applicable, by Purchaser on the day such Leased Rail Car is released on the bill of lading relating to such Leased Rail Car. Each Purchaser Rail Car shall be transferred to Purchaser free and clear of all Liens (other than Permitted Encumbrances).

     (d) Notwithstanding anything in Section 5.25(a) to the contrary, Seller or any such Affiliate shall not be required to transfer its right, title and interest in any Purchaser Rail Car until the lessor of such Purchaser Rail Car has released Seller or any such Affiliate from all of its liabilities and obligations relating to such Purchaser Rail Car.

     (e) If Seller, or any Affiliate of Seller, and Purchaser are unable to complete the transfer of Seller's or any such Affiliate's right, title and interest in all of the Purchaser Rail Cars for any reason whatsoever, the number of Leased Rail Cars not so transferred shall remain subject to the Rail Car Sublease until such time as Seller or any such Affiliate and Purchaser shall mutually agree to terminate the Rail Car Sublease with respect to any such Leased Rail Car.

                  (f) Subject to Section 8.02(f), from and after delivery of a Purchaser Rail Car to Purchaser as provided above in this Section 5.25, Seller and its Affiliates shall have no further obligation or liability to Purchaser or its Affiliates in respect of such Purchaser Rail Car, and Purchaser hereby waives and releases Seller and its Affiliates from any such obligation or liability to Purchaser and Purchaser's Affiliates and assignees.

     Section 5.26 Ammonia Plant. Seller shall, at Seller's sole cost and expense, within five years from the Closing Date demolish (and remove the resulting debris and salvage) the ammonia plant (and related ammonia process equipment) identified on Schedule 5.26 located on the Site to foundation grade level (leaving "slabs"). Seller shall provide Purchaser with not less than 60 days notice of the date on which it intends to commence demolition of the ammonia plant. Once such work has begun, Seller shall diligently pursue the project to completion. Seller and Purchaser shall consult and cooperate with respect to such removal, and Seller shall use its commercially reasonable efforts to reduce the project's interference with Purchaser's operations at the Facility. Project work shall, unless otherwise agreed by Seller, be accomplished generally during business hours. Seller shall be responsible for removal from the Site and disposal of all construction material, debris and salvage resulting from the destruction and removal of the ammonia plant. Seller shall retain any proceeds from the disposal of all construction material, debris and salvage resulting from the destruction and removal of the ammonia plant. Purchaser shall cause the Facility and the Site to be accessible to Seller and its agents and representatives for purposes of the project as may be reasonably requested by any of them.

     If Purchaser shall desire to modify the existing Facility or construct new facilities on the Site which modifications or new construction would, in the judgment of Purchaser and its consultants, be most suitable in the present location of the ammonia plant or otherwise require the demolition of all or a part of the ammonia plant or would cause the ammonia plant to be materially less accessible for demolition and removal, then, Purchaser shall give Seller written notice of such plans. Seller shall within 180 days after the receipt of such notice or such later time as may be specified in the notice from Purchaser commence the demolition of the ammonia plant to grade level, at Seller's sole cost and expense.


                                   ARTICLE VI

                                   CONDITIONS

     Section 6.01 Conditions to Obligations of each of the Parties. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a) no preliminary or permanent injunction or other order, decree or ruling by any Governmental Authority or any other Person which prevents the consummation of the transactions contemplated by this Agreement or any of the Related Agreements shall have been issued and remain in effect;

     (b) no suit, litigation or other proceeding shall have been commenced by any Governmental Authority or any other Person, and no Law shall have been enacted, promulgated or issued by any Governmental Authority, which would (i) prohibit the ownership or operation by Purchaser of all or any material portion of the Company Assets, (ii) prohibit the consummation of the transactions contemplated by this Agreement or any of the Related Agreements or (iii) make the consummation of any such transactions illegal;

     (c) (i) all Governmental Approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements,
(ii) all waivers, consents and approvals required to be obtained from other parties to Contracts of Seller listed on Schedule 6.01(c) to consummate the transactions contemplated by this Agreement, and (iii) all registrations and filings, including submissions of information requested by Governmental Authorities, necessary to consummate the transaction contemplated by this Agreement, shall have been obtained or effected and be in full force and effect on the Closing Date, except as to clauses (i) and (iii) such which, if not obtained or effected, would not have a Material Adverse Effect with respect to the Facility Operations and the Company Assets, taken as a whole;

     (d) the Related Agreements shall have been executed and delivered by the parties thereto;

     (e) the consent of the parties which are signatories to the Equipment Sublease Agreement shall have been obtained, to the extent required by its terms, with respect to such agreement; and

     (f) all actions, proceedings, instruments, opinions and documents required to consummate the transactions contemplated by this Agreement, and all other related legal matters, shall be reasonably satisfactory to counsel to each of Seller and Purchaser.

     Section 6.02 Conditions to Obligations of Seller.02 Conditions to Obligations of Seller.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, except as Seller may waive in writing:

     (a) Purchaser and any Affiliate of Purchaser shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement and the Related Agreements to which each is a party which are required to be complied with and performed by Purchaser or such Affiliate on or prior to the Closing Date;

     (b) the representations and warranties of Purchaser and any Affiliate of Purchaser in this Agreement and in each of the Related Agreements to which Purchaser or such Affiliate is a party, if qualified by reference to a Material Adverse Effect, shall be true and correct in all respects, and, if not so qualified, shall be true and correct except in such respects as, in the aggregate, do not have a Material Adverse Effect with respect to Purchaser, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that such representations and warranties expressly related to an earlier date, or (ii) as contemplated by this Agreement;

     (c) Seller shall have received each of the following, dated the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:

         (i) a copy of the Certificate of Incorporation of State of Delaware, the Bylaws of Purchaser certified by its Secretary or an Assistant Secretary, and a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Purchaser;

         (ii) resolutions of the Board of Directors of Purchaser, certified by its Secretary or an Assistant Secretary, which authorize the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which Purchaser is or is to be a party;

         (iii) a certificate of incumbency certified by the Secretary or an Assistant Secretary of Purchaser certifying the names of the officers of Purchaser authorized to execute this Agreement and the Related Agreements to which Purchaser is or is to be a party (including the certificates contemplated herein)together with specimen signatures of such officers;

         (iv) to the extent that Purchaser shall have assigned this Agreement and its rights hereunder to an Affiliate of Purchaser pursuant to the provisions of clause (i) of Section 9.06, in addition to the information required pursuant to the foregoing clauses (i),
               (ii) and (iii) with respect to Purchaser and the Related Agreements to which Purchaser is oris to be a party, the information required pursuant to the foregoing clauses (i), (ii) and (iii) with respect to such Affiliate and the Related Agreements to which such Affiliate is or is to be a party, and certified with respect to information provided in clause( i) by the Secretary of State of its jurisdiction of incorporation;

         (v) a certificate of Purchaser signed on Purchaser's behalf by the Chairman of the Board, Chief Executive Officer, President or a Vice President of Purchaser certifying as to the fulfillment of the conditions specified in Section 6.02(a) and Section 6.02(b);

         (vi) a certificate evidencing the Preferred Stock duly issued, executed and delivered by Purchaser;

         (vii) an opinion of Kent R. Stephenson, general counsel of Purchaser, dated the Closing Date, in form and substance as set forth as Exhibit C;

         (viii)an opinion of Foster Pepper and Shefelman, special State of Washington counsel to Purchaser, dated the Closing Date, in form and substance as set forth as Exhibit D; and

         (ix) an opinion of Preston, Gates & Ellis L.L.P., special State of Washington counsel to Purchaser, dated the Closing Date, in form and substance as set forth as Exhibit E.

     (d) Seller shall have received an opinion from bond counsel, at its cost and expense, to the effect that the transactions contemplated herein do not adversely affect the tax exempt status of the Revenue Bonds;

     (e) Purchaser shall have assumed all of the terms, conditions, obligations, and benefits of the Union Contracts in the place and stead of Seller with respect to the Union Employees;

     (f) Purchaser shall have paid to Seller the cash portion of the Purchase Price as provided in Section 2.01; and

     (g) Purchaser shall have assigned to PCAC, in accordance with the provisions of Section 9.01(i), this Agreement and Purchaser's rights and obligations hereunder, pursuant to the Assignment and Assumption Agreement between Purchaser and PCAC, in substantially the form set forth as Exhibit F.

     Section 6.03 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, except as Purchaser may waive in writing:

     (a) Seller and any Affiliate of Seller shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement and the Related Agreements to which each is a party which are required to be complied with and performed by Seller or such Affiliate on or prior to the Closing Date;

     (b) the representations and warranties of Seller and any Affiliate of Seller in this Agreement and in each of the Related Agreements to which Seller or such Affiliate is a party, if qualified by reference to a Material Adverse Effect, shall be true and correct in all respects and, if not so qualified, shall be true and correct except in such respects as, in the aggregate, do not have a Material Adverse Effect with respect to the Facility Operations and the Company Assets, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that such representations and warranties expressly related to an earlier date, or (ii) as contemplated by this Agreement;

     (c) OxyTech Systems, Inc. and Purchaser or its permitted assignee shall have executed and entered into the Technology License Agreement;

     (d) all conditions precedent under the financing arrangements of Purchaser, referred to in Section 5.12, for Purchaser to consummate the transactions contemplated herein shall have been complied with and satisfied in all respects, and Purchaser shall have received the funds to be provided to Purchaser pursuant to the provisions of such financing arrangements, it being understood that the obtaining and arranging of such financing shall be solely the responsibility and obligation of Purchaser or its Affiliates;

     (e) Purchaser shall have received each of the following, dated the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:

         (i)     a copy of the Certificate of Incorporation of Seller certified by the Secretary of State of the State of Delaware, the Bylaws of Seller certified by its Secretary or an Assistant Secretary, a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Seller and certificates of the Secretary of State of the State of Washington as to the qualification or licensing, and the authority of Seller to transact business in the State of Washington;

         (ii) resolutions of the Board of Directors of Seller, certified by the Secretary or an Assistant Secretary of Seller, which authorize the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is or is to be a party;

         (iii) a certificate of incumbency certified by the Secretary or an Assistant Secretary of Seller certifying the names of the officers of Seller authorized to execute this Agreement and the Related Agreements to which Seller is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

         (iv) a copy of the Articles of Incorporation, as amended, of OCC certified by the Secretary of State of the State of New York, the Bylaws of OCC certified by its Secretary or an Assistant Secretary, and a certificate of the Secretary of State of the State of New York as to the existence and good standing of OCC;

         (v) resolutions of the Board of Directors of OCC, certified by the Secretary or an Assistant Secretary of OCC, which authorize
                 (x) the execution, delivery and performance by OCC of the Related Agreements to which OCC is or is to be a party and
                 (y) the sale by Seller to Purchaser, pursuant to the provisions of this Agreement, of substantially all of the assets and properties of Seller;

         (vi) a certificate of incumbency certified by the Secretary or an Assistant Secretary of OCC certifying the names of the officers of OCC authorized to execute the Related Agreements to which OCC is or is to be a party together with specimen signatures of such officers;


         (vii) a certificate of Seller signed on Seller's behalf by the Chairman of the Board, Chief Executive Officer,
                 President, Treasurer or a Vice President of Seller, certifying as to the fulfillment of the conditions specified in Section 6.03(a) and Section 6.03(b);

         (viii) an opinion of Duane Stamp, an Associate General Counsel of Seller, dated the Closing Date, in form and substance as set forth as Exhibit G; and

         (ix) an opinion of Bogle & Gates P.L.L.C., special State of Washington counsel to Seller, dated the Closing Date, in form and substance as set forth as Exhibit H.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by the mutual written consent of Seller and Purchaser;

     (b) by Seller if (i) Purchaser shall have breached in any material respect any covenant or agreement contained in this Agreement and required to be performed by Purchaser on or before the Closing Date, which breach shall not have been either (x) cured within ten days following notice thereof by Seller to Purchaser or (y) waived by Seller or (ii) Purchaser shall have breached in any material respect any representation or warranty made by Purchaser and contained in this Agreement, which breach shall not have been cured as of the Closing Date or waived by Seller;

     (c) by Purchaser if (i) Seller shall have breached in any material respect any covenant or agreement contained in this Agreement and required to be performed by Seller on or before the Closing Date, which breach shall not have been either (x) cured within ten days following notice thereof by Purchaser to Seller or (y) waived by Purchaser or (ii) Seller shall have breached in any material respect any representation or warranty made by Seller and contained in this Agreement, which breach shall not have been cured as of the Closing Date or waived by Purchaser;

     (d) by either Seller or Purchaser if the Closing shall not have occurred on or prior to the Termination Date, unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this clause (d);

     (e) by either Seller or Purchaser upon the issuance of an injunction, stay or restraining order issued by any court of competent jurisdiction enjoining or preventing the consummation of the transactions contemplated by this Agreement beyond the Termination Date, which injunction, stay or order has not been reversed, vacated or expired so as to permit the Closing to occur on or before the Termination Date; or

     (f) by Purchaser in the event that Seller shall have amended any of the Schedules to this Agreement or any Related Agreement to disclose the occurrence of any event, or the existence of any condition, (i) between the date of this Agreement and the Closing Date and, absent such amendment, Seller would have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement (assuming such Related Agreements had been theretofore executed) (which breach shall not have been cured as of the Closing Date or waived by Purchaser) or (ii) on or prior to the date of this Agreement (without regard to the materiality of such event or condition).

     Section 7.02 Effect of Termination. In order to elect to terminate this Agreement pursuant to Section 7.01, written notice of such election must be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination shall be made and, upon receipt of such notice by the non-terminating Party, this Agreement shall terminate and have no further effect, and the transactions contemplated hereby shall be abandoned without any further action by the Parties, except that the provisions of Sections 5.01(b) and 7.02 and the provisions of Article IX shall survive the termination of this Agreement; provided, however, that any termination pursuant to the provisions of clauses (b), (c) or (f) of Section 7.01 shall not relieve either Party from any liability to the other Party for its willful or intentional breach of any of the provisions of this Agreement occurring prior to such termination.


                                  ARTICLE VIII

                                INDEMNIFICATION

     Section 8.01 Indemnification of Seller. Subject to the terms and conditions of this Article VIII (and except for any matters covered by the Environmental Operating Agreement), from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the respective present and former directors and officers of Seller and its Affiliates and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Seller Indemnified Persons"), from and against any and all Losses (including without limitation Losses from Claims) which may be imposed on, incurred by or asserted against any Seller Indemnified Person, resulting from, directly or indirectly:

     (a) the inaccuracy of any representation or breach of any warranty of Purchaser contained in this Agreement;

     (b) the breach of any covenant or agreement of Purchaser contained in this Agreement or the Conveyance Instrument;

     (c) any Assumed Obligation;

     (d) except to the extent that any Liability under any such commitment relates to the period prior to the Closing, any commitment listed on Schedule 5.11; and

     (e) the financing or offering materials of Purchaser used in connection with any financing arrangements of Purchaser for Purchaser to consummate the transactions contemplated herein containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except to the extent such information is supplied in writing by Seller or its Affiliates specifically for inclusion therein, including the Financial Statements).

     Section 8.02 Indemnification of Purchaser. Subject to the terms and conditions of this Article VIII (and except for any matters covered by the Environmental Operating Agreement), from and after the Closing, Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, the respective present and former directors and officers of Purchaser and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Purchaser Indemnified Persons"), from and against any and all Losses (including without limitation Losses from Claims) which may be imposed on, incurred by or asserted against any Purchaser Indemnified Person, resulting from, directly or indirectly:

     (a) the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement;

     (b) the breach of any covenant or agreement of Seller contained in this Agreement or the Conveyance Instrument;

     (c) any failure to timely pay or otherwise comply with the terms of the Revenue Bonds;

     (d) any Liability under any commitment listed on Schedule 5.11 to the extent that such Liability relates to the period prior to Closing; and

     (e) any Liability relating to defaults in payments due to the lessor, under any lease to which a Purchaser Rail Car is subject, which exists at the time such Purchaser Rail Car is delivered to Purchaser pursuant to Section 5.25.

     Section 8.03 Limitations on Indemnification.The obligations of Purchaser and Seller to indemnify any Person pursuant to this Article VIII shall be subject to the following limitations:

     (a) except as provided in Section 8.03(c), neither the Seller Indemnified Persons nor the Purchaser Indemnified Persons shall be entitled to indemnification unless for any individual claim for indemnification, the Loss incurred by the party, or parties, seeking indemnification for such individual claim (the "Indemnified Group") is in an amount greater than $100,000. If the applicable individual threshold set forth in the preceding sentence has been reached with respect to any individual claim for indemnity by an Indemnified Group (or any member(s) thereof) against Seller or Purchaser, as applicable, the Indemnified Group shall be entitled to indemnification for the full amount of the Loss with respect to such Claim as provided pursuant to this Article VIII;

     (b) except as provided in Section 8.03(c), the aggregate liability of Seller to indemnify Purchaser Indemnified Persons shall not exceed an amount equal to $15,000,000 and the aggregate liability of Purchaser to indemnify Seller Indemnified Persons shall not exceed an amount equal to $15,000,000;

     (c) notwithstanding the foregoing, (i) the thresholds established by
Section 8.03(a) shall not apply to claims for indemnification arising from a breach of the representations, warranties and covenants in Section 3.02, the first sentence of Section 3.09, Section 3.23, Section 3.25, Section 3.26,
Section 4.02, Section 4.10, the first sentence of Section 5.06, the pro-rations requirements of Section 5.18, Section 5.24, Section 5.26, clauses (c), (d) and
(e) of Section 8.01, clauses (c) through (e) inclusive of Section 8.02 and
Section 9.14; and (ii) the aggregate liabilities set forth in Section 8.03(b) shall not apply to claims for indemnification arising from a breach of the representations, warranties and covenants in Section 3.26, Section 4.10,
Section 5.24, clauses (c), (d) and (e) of Section 8.01 and clauses (c) through
(e) inclusive of Section 8.02; and

     (d) no Party shall have liability for any lost business opportunities, loss of revenue, speculative or prospective profits or any other special, incidental, consequential, exemplary, punitive or indirect damages.

     Section 8.04 Indemnification Procedures. The obligations of any Party to indemnify any other party pursuant to this Article VIII shall be subject to the following terms and conditions:

     (a) Notice and Defense. Within 30 days after a party or parties to be indemnified (whether one or more, the "Indemnified Party") receives actual notice of any Claim covered by Section 8.01 or 8.02, as the case may be, the Indemnified Party shall, if a Claim in respect thereof is to be made pursuant to Section 8.01 or 8.02, notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of such Claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to the Indemnified Party pursuant to Section 8.01 or 8.02, except to the extent of any material detriment suffered by the Indemnifying Party as a result of such failure. The amount of each Claim for indemnity, together with a list identifying each separate item of loss, liability, damage, cost or expense to the extent known, shall be set forth in the Claim notice delivered to the Indemnifying Party. In the event that a Claim arises out of or results from Claims of third parties, the Indemnifying Party may at its option undertake the defense thereof by counsel or representatives chosen by it which are reasonably acceptable to the Indemnified Party. The Indemnifying Party shall have the sole right to compromise or settle any such Claim if (i) such settlement or disposition shall impose no material obligation or burden whatsoever on the Indemnified Party which is not wholly discharged by the Indemnifying Party, and shall provide a full release to the Indemnified Party, and (ii) the Indemnifying Party shall be fully capable of performing its obligations pursuant to such settlement or disposition. The Indemnifying Party shall have the right to compromise or settle all other such third-party Claims with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making its officers, directors, employees and Books and Records available for use in defending against such Claim, and shall take those commercially reasonable actions within its power which are necessary to preserve any legal defenses to such matters.

     (b) Failure to Defend. If the Indemnifying Party, within a reasonable time (and in any event not more than 30 days) after notice of any third-party Claim, fails to undertake the defense of such Claim, the Indemnified Party shall have the right to undertake the defense of such Claim with counsel or representatives chosen by it. The Losses of the Indemnified Party shall include the reasonable costs and expenses (including attorneys' fees and expenses) incurred in any such defense of a third party's Claim. Notwithstanding the foregoing, the Indemnified Party shall have no right to settle or compromise any such Claim without the prior written consent of the Indemnifying Party which consent shall not unreasonably be withheld; provided, however, that if any third party's offer of settlement solely for money is proffered by the Indemnified Party to the Indemnifying Party and is not consented to by the Indemnifying Party, then the Indemnifying Party shall be deemed to have waived any rights it may otherwise have retained to contest the validity of any damages suffered by the Indemnified Party by reason of a judgment rendered in favor of such third party to the extent that the award in such judgment exceeds the offer of settlement.

     Section 8.05 Payment.

     (a) The Indemnifying Party shall reimburse each Indemnified Party for all reasonable costs and expenses of defense (including reasonable counsel fees) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. The Indemnifying Party shall pay any claims for indemnification under this Article VIII within 30 days after its receipt of a proper notice of such Claim under Section 8.04(a); provided, however, that if, within such 30-day period, the Indemnifying Party notifies the claimant of its objection to such payment (or, if a third-party Claim, the contest thereof), then payment shall be made promptly after such time as it is finally determined whether such Claim is entitled to indemnity hereunder and the extent or amount to which so entitled. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party, to the extent of any payments made by the Indemnifying Party to the Indemnified Party pursuant to this Article VIII.

     (b) If an Indemnifying Party is determined by a final and unappealable judgment of a court of competent jurisdiction to have breached its obligations to indemnify an Indemnified Party hereunder, (subject to Section 8.03(b)) the Indemnified Party shall be entitled to receive from the Indemnifying Party, in addition to all other amounts due hereunder, interest on all amounts otherwise paid by the Indemnified Party in respect of such breach from the date of the breach at 12% per annum (but not in excess of the maximum lawful rate permitted by applicable Law).

     Section 8.06 Survival of Representations and Warranties.

     (a) All representations and warranties made by Seller and Purchaser in this Agreement or in any certificate delivered at Closing pursuant to Article VI shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of any Party; provided, however, that:

     (i) the representations and warranties of Seller shall terminate and have no further force or effect on the second anniversary of the Closing (except that (x) those contained in Sections 3.01, 3.02 and the first sentence of
Section 3.09 shall terminate and have no further force or effect on the fourth anniversary of the Closing and (y) those contained in Section 3.17 shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto) (each of the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.17 and the first sentence of 3.09 are collectively the "Seller Major Representations"); and

     (ii) the representations and warranties of Purchaser shall terminate and have no further force or effect on the second anniversary of the Closing (except that (x) those contained in Sections 4.01, 4.02 and the last three sentences of 4.06(a) shall terminate and have no further force or effect on the fourth anniversary of the Closing and (y) those contained in Section 4.13 shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto) (each of the representations and warranties of Purchaser contained in Sections 4.01, 4.02, 4.13 and the last three sentences of 4.06(a) are collectively the "Purchaser Major Representations").

     (b) No payment on account of any Loss pursuant to the breach of any representation or warranty contained in this Agreement or any certificate delivered at the Closing pursuant to Article VI of this Agreement shall be required to be made by Seller to any Purchaser Indemnified Person or by Purchaser to any Seller Indemnified Person unless the Indemnified Party shall have delivered to Seller or Purchaser, as applicable, a notice of claim prior to the second anniversary of the Closing Date, or (i) with respect to breaches of Seller Major Representations, prior to the termination date thereof specified in Section 8.06(a)(i), and (ii) with respect to breaches of Purchaser Major Representations, prior to the termination date thereof specified in
Section 8.06(a)(ii).

     Section 8.07 Exclusive Remedy. Except as provided by Section 5.06 or
Section 5.08(b), the right to indemnification provided in this Article VIII and in Section 5.24 shall be the exclusive remedy of any Purchaser Indemnified Person or Seller Indemnified Person with respect to the inaccuracy of any representation or the breach of any warranty, covenant or agreement made by Seller or Purchaser in this Agreement or arising in connection with the subject matter of this Agreement. Seller and Purchaser hereby waive and relinquish any other rights, remedies, causes of action or other Claims in respect of any such inaccuracy or breach including, without limitation, equitable and common law rights and rights created by statute, which Seller or Purchaser would otherwise have for any such inaccuracy or breach or with respect to any Liability arising from, or related to, the Company Assets or the Facility Operations.

     Section 8.08 Mitigation of Damages. The Parties shall take all such reasonable actions as may be necessary to mitigate damages for which any Party may claim indemnification under this Article VIII or Section 5.24.

     Section 8.09 Related Agreements. Nothing in this Article VIII or elsewhere in this Agreement shall govern the rights of the Parties in respect of any breach of any Related Agreement, except for any breach of any of the terms of
(i) the Assignment and Assumption Agreement (Richmond Terminal Services Agreement), (ii) the Assignment and Assumption Agreement (Wilmington Terminal Services Agreement), (iii) the Conveyance Instrument, or (iv) the Special Warranty Deed.


                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.01 Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:

                  (i)      if to Seller, to:

                           OCC Tacoma, Inc.
                           P.O. Box 809050
                           5005 LBJ Freeway
                           Dallas, Texas 75380-9050
                           Attention:  President
                           Facsimile number:  214/404-3806
                           Telephone number:  214/404-3804

                           With a copy to:

                           Occidental Petroleum Corporation
                           10889 Wilshire Boulevard
                           Los Angeles, California 90024
                           Attention:  Mr. Stephen Chazen
                           Facsimile Number:  310/443-6812
                           Telephone Number:  310/443-6311

                  (ii)     if to Purchaser, to:

                           Pioneer Companies, Inc.
                           700 Louisiana, Suite 4200
                           Houston, Texas 77002
                           Attention:  Kent R. Stephenson, Esq.
                           Facsimile Number:  713/223-9202
                           Telephone Number:  713/225-3831

                           With a copy to:

                           Andrews & Kurth L.L.P.
                           4200 Texas Commerce Tower
                           600 Travis
                           Houston, Texas 77002
                           Attention:  John T. Cabaniss, Esq.
                           Facsimile Number:  713/220-4285
                           Telephone Number:  713/220-4454

or at such other address or number as shall be designated by Seller or Purchaser in a notice to the other Party or Parties given in accordance with this Section 9.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or certified mail, three Business Days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next Business Day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

     Section 9.02 Confidentiality. Each Party (but in the case of clause (i) of this Section 9.02, Purchaser only) shall, and shall cause its Affiliates, directors, officers, employees, partners, agents, financing sources, accountants, legal counsel, advisors and other representatives to, hold in strict confidence, and not utilize for any commercial or other purpose whatsoever, information of any kind concerning (i) Seller or its business, or
(ii) the transactions contemplated by this Agreement, in each case (x) obtained from any other Party or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives (hereinafter such information is referred to as the "Information"), or (y) collected, obtained or renewed by, or on behalf of, Purchaser; provided, however, that the foregoing obligation of confidence shall not apply to (A) any Information that is or shall become generally available to the public other than as a result of a disclosure by such Party, any of its Affiliates or the respective employees, agents, accountants, legal counsel or other representatives of such Party or any such Affiliate, (B) any Information that is or shall become available to such Party or its employees, agents, accountants, legal counsel or other representatives prior to the Closing on a nonconfidential basis prior to its disclosure by such Party or its employees, agents, accountants, legal counsel or other representatives, and (C) any Information that shall be required to be disclosed by such Party, any of its Affiliates or the respective employees, agents, accountants, legal counsel or other representatives of such Party or any such Affiliate as a result of any offering of securities of such Party or of any such Affiliate or otherwise, in each case under any Law or any rule or regulation of any stock exchange. The obligations of each Party under this
Section 9.02 shall (except to the extent otherwise provided in the Environmental Operating Agreement or the Technology License Agreement) terminate on the Closing Date, or if the Closing shall not occur, on December 31, 2002.

     Section 9.03 Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

     Section 9.04 No Third Party Rights. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO CREATE ANY RIGHT IN ANY CREDITOR OR OTHER PERSON NOT A PARTY HERETO (OTHER THAN THE SELLER INDEMNIFIED PERSONS, THE PURCHASER INDEMNIFIED PERSONS AND ANY ASSIGNEE PROVIDED FOR IN SECTION 9.06), AND THIS AGREEMENT SHALL NOT BE CONSTRUED IN ANY RESPECT TO BE A CONTRACT IN WHOLE OR IN PART FOR THE BENEFIT OF ANY THIRD PARTY (OTHER THAN THE PERSONS HEREINBEFORE STATED).

     Section 9.05 Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of any Party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among any of the Parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.

     Section 9.06 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise (other than as a result of any merger or consolidation), by any Party without the prior express written consent of the other Party; provided, however, that, notwithstanding the foregoing, (i) before the Closing, Purchaser may assign this Agreement or its rights and obligations hereunder to PCAC and
(ii) at or after the Closing, (a) Purchaser may collaterally assign all of its rights and obligations under this Agreement and any Related Agreement to any bank, financial institution or other lender (or any such entity acting as an indenture trustee on behalf of any Person) that provides financing in connection with (x) consummation of the transactions contemplated by this Agreement or any Related Agreement (including any renewal, extension or rearrangement of such financing) or (y) working capital financing for the Facility Operations, (b) in connection with any sale of the Facility as a whole or any sale of the properties and assets of any Party substantially as an entirety to any Person, the Party making such sale may assign this Agreement, or its rights hereunder, to such Person, and (c) any Party may assign this Agreement, or its rights hereunder, to any Affiliate of such Party; provided, however, that (1), in the case of any assignment referred to in clause (i),
(ii)(b) or (ii)(c) of this Section 9.06, prior to any such assignment, the Person to which such assignment shall be made shall expressly assume, by an instrument in writing reasonably satisfactory to Seller or Purchaser, as the case may be, executed and delivered to Seller or Purchaser, as the case may be, the performance and observance of every obligation, covenant and agreement in this Agreement on the part of the Party making such assignment to be performed or observed, and (2) no assignment referred to in this Section 9.06 shall have the effect of releasing such Party or any other Person (including any such additional party) from its obligations, covenants or agreements under this Agreement. In the event that Purchaser shall assign this Agreement or its rights and obligations hereunder to PCAC in accordance with the provisions of clause (i) of this Section 9.06, Purchaser shall (i) cause PCAC to execute and deliver, contemporaneously with the Closing, each of the Related Agreements and
(ii) execute and deliver, contemporaneously with the Closing, the Purchaser Guaranties.

     Section 9.07 Counterparts. This Agreement may be executed in counterparts and by the different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     Section 9.08 Captions and Headings. The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

     Section 9.09 Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the Related Agreements with its legal counsel and that this Agreement and the Related Agreements shall be construed as if jointly drafted by the Parties hereto.

     Section 9.10 Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

     Section 9.11 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     Section 9.12 Service of Process; Consent to Jurisdiction; Etc. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement may be brought in the courts of the State of Washington, or of the United States of America for the Western District of Washington, and does hereby irrevocably (i) designate, appoint and empower the Secretary of State of the State of Washington to receive for and on behalf of it service of process in the State of Washington, and (ii) consent to service of process outside the territorial jurisdiction of such courts in the manner provided by law. In addition, each Party irrevocably waives (x) any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement brought in any such court, (y) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (z) the right to object, with respect to any such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party or any other party. In addition, any such legal action or proceeding may be brought in any court having jurisdiction pursuant to applicable law.

     Section 9.13 Bulk Sales Laws. Each of the Parties waives compliance with all requirements of any applicable bulk sales law.

     Section 9.14 Expenses; Transfer Taxes. Except as otherwise provided in this Agreement or any Related Agreement, Seller and Purchaser shall each pay its own expenses incident to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements. Seller shall pay all real estate transfer taxes and all excise taxes and any other sales, use, transfer or excise taxes in connection with the Conveyance. Notwithstanding the foregoing, Seller will pay the costs of the Survey, and Seller and Purchaser shall each pay a portion of the costs relating to the Title Policy as provided in Section 5.09.

     Section 9.15 Knowledge.

     (a) The terms "knowledge of Seller", "Seller's knowledge" or other similar terms when used in this Agreement shall mean the knowledge of all officers, directors and key employees of Seller or its Affiliates heretofore involved in the Facility Operations who are identified on Schedule 9.15.

     (b) The terms "knowledge of Purchaser", "Purchaser's knowledge" or other similar terms when used in this Agreement shall mean the knowledge of all officers, directors and key employees of Purchaser or its Affiliates who are identified on Schedule 9.15.

     Section 9.16 Post-Closing Competition. Nothing in this Agreement shall prevent Seller and its Affiliates, on the one hand, or Purchaser and its Affiliates, on the other, from competing with the other Party and its Affiliates in any respect, including competition in the sale of chlorine or caustic soda to any Person.


     Section 9.17 Schedules. Schedules. Subject to Purchaser's rights pursuant to the provisions of Section 7.01(f), Seller shall have the right, prior to Closing, to supplement with updated information or to correct any Schedules attached to this Agreement or to any Related Agreement solely with respect to matters occurring in the Ordinary Course of Business of Seller between the date hereof and the Closing Date; provided, however, that Seller shall deliver the final form of any Schedule to Purchaser not later than midnight New York time on the third Business Day preceding the Closing Date.

     Section 9.18 Entire Agreement. This Agreement and the Related Agreements set forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the Parties concerning the subject matter hereof or thereof except as set forth herein and therein.

                  IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.


                                        "SELLER"

                                        OCC TACOMA, INC.



                                        By:  /s/ LINDA S. PETERSON
                                           ------------------------------------
                                        Printed Name: Linda S. Peterson
                                        Title:  Vice President and Assistant
                                                Secretary



                                        "PURCHASER"

                                        PIONEER COMPANIES, INC.



                                        By: /s/  ANDREW M. BURSKY
                                           ------------------------------------
                                        Printed Name: Andrew M. Bursky
                                        Title:  Director

                                    ANNEX A

                                  DEFINITIONS


     "Accrued Union Vacation" has the meaning specified in Section 5.24(j) of the Agreement.

     "Act" has the meaning specified in Section 3.25(c) of the Agreement.

     "Active Salaried Employees" has the meaning specified in Section 5.24(a) of the Agreement.

     "Actual Value" has the meaning specified in Section 2.04 of the Agreement.

     "Affiliate" means, any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act as such regulations and the Securities Act shall be amended and in effect on the date of this Agreement.

     "Agreement" means the Asset Purchase Agreement to which this Annex A is attached, as the same may be amended, modified or supplemented from time to time pursuant to the provisions thereof.

     "Asset Allocation Date" has the meaning specified in Section 5.24(m) of the Agreement.

     "Assets and Properties" means all assets and properties of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, wherever situated, and, with respect to any Person, means all such assets and properties Used by such Person.

     "Assignment and Assumption Agreement (Richmond)" means the Assignment and Assumption Agreement (Richmond Terminal Services Agreement), dated the Closing Date, between Seller and Purchaser, and the consent of the Richmond terminal operator attached thereto, in substantially the form set forth as Exhibit I to the Agreement.

     "Assignment and Assumption Agreement (Wilmington)" means the Assignment and Assumption Agreement (Wilmington Terminal Services Agreement), dated the Closing Date, between Seller and Purchaser, and the consent of the Wilmington terminal operator attached thereto, in substantially the form set forth as Exhibit J to the Agreement.

     "Assumed Obligations" has the meaning specified in Article I of the Conveyance Instrument.

     "Banked Vacation" has the meaning specified in Section 5.24(j) of the Agreement.

     "Books and Records" means, with respect to any Person, all files, documents, instruments, papers, books and records relating to the Company Assets and the Facility Operations, including deeds, title policies, surveys, Contracts, Governmental Approvals, operating data and plans and environmental studies and plans.

     "Business Day" means any day on which commercial banks are not authorized or required by Law to close in the State of Washington.

     "Casualty Event" has the meaning specified in Section 5.07(a) of the Agreement.

     "Casualty Notice" has the meaning specified in Section 5.07(c) of the Agreement.

     "Chlorine and Caustic Soda Sales Agreement" means the Chlorine and Caustic Soda Sales Agreement, dated the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit K to the Agreement.

     "Chlorine Purchase Agreement" means the Chlorine Purchase Agreement, dated the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit L to the Agreement.

     "Claim" means any claim, demand, investigation, action, suit, assessment, litigation or other proceeding, including arbitral proceedings and proceedings by or before any Governmental Authority.

     "Class A Common" has the meaning specified in Section 4.06(a) of the Agreement.

     "Class B Common" has the meaning specified in Section 4.06(a) of the Agreement.

     "Closing" has the meaning specified in Section 2.02 of the Agreement.

     "Closing Date" means June 20, 1997 or such other date mutually agreed to by the Parties, which in no event shall occur later than ten days after all of the conditions precedent specified in Article VI are satisfied.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Assets" has the meaning specified in Article I of the Conveyance Instrument.

     "Contract" has the meaning specified in Article I of the Conveyance Instrument.

     "Contribution Agreement" means the Assignment and Assumption Agreement, dated as of February 1, 1997, between Seller and OCC.

     "Conveyance" has the meaning specified in Section 2.01(a) of the Agreement.

     "Conveyance Instrument" has the meaning specified in Section 2.01(c) of the Agreement.

     "Debt" means, for any Person, all indebtedness, liabilities and obligations of such Person: (i) for the repayment of money borrowed (whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness); (ii) representing deferred payment of the purchase price for goods, services or Assets and Properties; (iii) under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes;
(iv) under guaranties, endorsements (other than for collection or deposit in the ordinary course of business) or assumptions of, or other contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness, liabilities or other obligations of any other Person; (v) in respect of letters of credit; (vi) secured by a Lien existing on Assets and Properties owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby shall have been assumed by such Person; and/or
(vii) to redeem or repurchase any of such Person's capital stock, warrants, equity interests or equivalents.

     "Department" has the meaning specified in Section 5.10 of the Agreement.

     "Designation of Series A Preferred Stock" means the Certificate of Designations of Series A Convertible Redeemable Preferred Stock (Par Value $0.01 Per Share) of Purchaser set forth as Exhibit M to the Agreement.

     "Dollar" and the sign "$" mean lawful money of the United States.

     "Employee Pension Benefit Plan" has the meaning specified in Section 3(2) of ERISA.

     "Employee Plans and Agreements" has the meaning specified in Section 3.17(a) of the Agreement.

     "Employee Welfare Benefit Plan" has the meaning specified in Section 3(1) of ERISA.

     "Employees" has the meaning specified in Section 5.24(c) of the Agreement.

     "Environmental Condition" has the meaning specified in Article I of the Environmental Operating Agreement.

     "Environmental Easement" means the Grant of Environmental Easement and Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit N to the Agreement.

     "Environmental Laws" has the meaning specified in Article I of the Environmental Operating Agreement.

     "Environmental Operating Agreement" means the Environmental Operating Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit O to the Agreement.

     "Equipment Sublease Agreement" means the Equipment Sublease Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit P to the Agreement.

     "Equipment Sublease Easement" means the Grant of Easement and Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit Q to the Agreement.

     "Equipment Substitution Agreement" means the agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit R to the Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "Estimated Value" has the meaning specified in Section 2.04 of the Agreement.

     "Excess Value" has the meaning specified in Section 2.04 of the Agreement.

     "Excluded Asset" has the meaning specified in Article I of the Conveyance Instrument.

     "Exchange Act" has the meaning specified in Section 4.09 of the Agreement.

     "Facility" has the meaning specified in the recitals to the Agreement.

     "Facility Operations" means the operations and business conducted at the Facility on the date hereof including the manufacture, storage and shipment of chlorine, caustic soda, muriatic acid and calcium chloride at the Facility.

     "Financial Statements" has the meaning specified in Section 3.05 of the Agreement.

     "FTC" has the meaning specified in Section 5.10 of the Agreement.

     "GAAP" means generally accepted United States accounting principles, applied on a consistent basis, and which are applicable in the circumstances as of the date in question.

     "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

     "Governmental Authority" means any nation or government, any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over the applicable Person or Assets and Properties.

     "Indemnified Group" has the meaning specified in Section 8.03(a) of the Agreement.

     "Indemnified Party" has the meaning specified in Section 8.04(a) of the Agreement.

     "Indemnifying Party" has the meaning specified in Section 8.04(a) of the Agreement.

     "Information" has the meaning specified in Section 9.02 of the Agreement.

     "Intellectual Property Rights" means any and all interests in patents, patent applications, copyrights, copyright registrations, applications for the registration of copyrights, trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names (whether or not registered or registrable), trade-secrets, know-how and other intangible properties, in each case Used by Seller or its Affiliates in the Facility Operations in the Ordinary Course of Business of Seller or its Affiliates including those described on Schedule 3.13.

     "Interim Services Agreement" means the Interim Services Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit S to the Agreement.

     "Inventory" means any inventory (including, without limitation, any contractual right to receive such inventory without further payment) constituting inventory of raw materials or supplies, work-in-progress and finished goods Used in, or (in the case of finished goods) resulting from, the Facility Operations, whether located at the Site or in transit.

     "Joint Defense Agreement" means the Joint Defense Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit T to the Agreement.

     "knowledge of Purchaser," "Purchaser's knowledge" and similar terms have the meaning specified in Section 9.15 of the Agreement.

     "knowledge of Seller," "Seller's knowledge" and similar terms have the meaning specified in Section 9.15 of the Agreement.

     "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority (other than Environmental Laws).

     "Leases" has the meaning specified in Section 3.10 of the Agreement.

     "Leased Rail Cars" has the meaning specified in Section 5.25(b) of the Agreement.


     "Letter of Intent" means the Letter of Intent, dated December 11, 1996, between OCC and Purchaser.

     "Liability" means, with respect to any Person, any Debt, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including liabilities for Taxes, material forward or long-term commitments, or unrealized or anticipated Losses from any unfavorable Contracts or commitments.

     "Lien" means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, lease, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by operation of Law or otherwise) in, on or with respect to, or pledge of, any Assets and Properties or equity interests, whether now owned or hereafter acquired, or any other interest in Assets and Properties or equity interests designed to secure the repayment of Debt or any other obligation, whether arising by contract, operation of Law or otherwise, or any contract to give any of the foregoing, and including any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

     "Losses" means any and all damages, fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

     "Master Rail Car Lease" means the Master Agreement for the Lease of Rail Cars, Agreement No. P001, dated as of June 8, 1995, by and between OCC and PCAC.

     "Material Adverse Effect" means, with respect to any Person, asset or operation, any set of circumstances or events which in the aggregate would constitute, or cause, a material adverse effect on such asset or operation and, in the case of any Person, its condition, financial or otherwise, or on the ability of such Person to perform its obligations under the Agreement or any of the Related Agreements to which it is a party or to consummate the transactions contemplated thereby.

     "Material Contracts" has the meaning specified in Section 3.12 of the Agreement.

     "Minimum Inventory Value" has the meaning specified in Section 2.04 of the Agreement.

     "Minimum Spares and Stores Value" has the meaning specified in Section
2.04 of the Agreement.

     "OCC" means Occidental Chemical Corporation, a New York corporation.

     "OCC Guaranty" means the guaranty, dated as of the Closing Date, by OCC in favor of Purchaser, in substantially the form set forth as Exhibit U to the Agreement.

     "Operating Services Agreement" means the Operating Services Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit V to the Agreement.

     "Ordinary Course of Business" of any Person, means any action taken by such Person that (i) is consistent with the past practices of such Person or, in the case of Seller and its Affiliates, their Past Practice and (ii) is taken in the ordinary course of the day-to-day operations of such Person.

     "Party" means Purchaser or Seller, as applicable; and "Parties" means Purchaser and Seller.

     "Past Practice" means the manner in which the Facility and the Facility Operations have been operated and conducted by Seller or any of its Affiliates in the ordinary course of business since January 1, 1994.

     "PCAC" means Pioneer Chlor Alkali Company, Inc., a Delaware corporation and an Affiliate of Purchaser.

     "Permitted Encumbrances" means any and all: (i) Liens for Taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty; (ii) Liens consisting of minor easements, zoning restrictions, encumbrances, clouds on title or other restrictions on the use of real property that do not materially affect the value of the Company Assets encumbered thereby or materially impair the ability of Seller to use such Company Assets in the Facility Operations; (iii) Liens of landlords, mechanics, materialmen, warehousemen, carriers, suppliers, vendors or other statutory Liens securing obligations that are not yet due and are incurred in the Ordinary Course of Business of Seller; (iv) Liens reflected on the Title Commitment; and (v) Liens resulting from deposits to secure payments of workers' compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or Contracts in the Ordinary Course of Business of Seller.

     "Permit" means any authorization, consent, approval, license, franchise, ruling, permit, certification or exemption of any Governmental Authority.

     "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

     "PRA" means the Occidental Petroleum Corporation Retirement Plan.

     "Post-Closing Taxes" has the meaning specified in Section 5.18(a) of the Agreement.

     "Pre-Closing Taxes" has the meaning specified in Section 5.18(a) of the Agreement.

     "Preferred Stock" means 55,000 shares of Series A Preferred Stock of Purchaser, which Preferred Stock shall have the designations, rights and preferences set forth in the Designation of Series A Preferred Stock.


     "Prohibited Transaction" has the meaning specified in Section 3.17(d) of the Agreement.

     "PSA" means the Occidental Petroleum Corporation Savings Plan.

     "Purchase Price" means the consideration specified in Section 2.01(d) of the Agreement.

     "Purchase Price Adjustment" has the meaning specified in Section 2.04 of the Agreement.

     "Purchaser" means Pioneer Companies, Inc., a Delaware corporation, and its successors or assigns.

     "Purchaser Benefit Plans" means, with respect to Union Employees, all benefit plans and programs provided by Purchaser to Union Employees from and after the Closing, and, with respect to Transferred Salaried Employees, has the meaning specified in Section 5.24(e) of the Agreement.

     "Purchaser Financial Statements" has the meaning specified in Section 4.07 of the Agreement.

     "Purchaser Guaranties" means the Purchaser Guaranty (OCC) and the Purchaser Guaranty (OCC Tacoma).

     "Purchaser Guaranty (OCC)" means the guaranty, dated as of the Closing Date, by Purchaser in favor of OCC, in substantially the form set forth as Exhibit W to the Agreement.

     "Purchaser Guaranty (OCC Tacoma)" means the guaranty, dated as of the Closing Date, by Purchaser in favor of Seller, in substantially the form set forth as Exhibit X to the Agreement.

     "Purchaser Indemnified Persons" has the meaning specified in Section 8.02 of the Agreement.

     "Purchaser Major Representations" has the meaning specified in Section 8.06(a)(ii) of the Agreement.

     "Purchaser Rail Cars" has the meaning specified in Section 5.25(a) of the Agreement.

     "Purchaser Representatives" has the meaning specified in Section 5.01(a) of the Agreement.

     "Purchaser SEC Reports" has the meaning specified in Section 4.09 of the Agreement.

     "Purchaser Securities" has the meaning specified in Section 4.06(a) of the Agreement.


     "Purchaser's Union Pension Plan" has the meaning specified in Section 5.24(m) of the Agreement.

     "Rail Car Riders" means the riders to the Master Rail Car Lease, dated as of the Closing Date, between OCC and Purchaser, in substantially the form set forth as Exhibit Y to the Agreement.

     "Rail Car Sublease" means the Master Rail Car Lease, together with (i) all riders thereto executed pursuant to the terms thereof as of the date hereof and
(ii) the Rail Car Riders.

     "Real Property" means the Site and other real property located thereat transferred by Seller to Purchaser in the Special Warranty Deed.

     "Reinsurer" has the meaning specified in Section 5.09 of the Agreement.

     "Related Agreements" means:

                  (i)     the Assignment and Assumption Agreement (Richmond),
                  (ii)    the Assignment and Assumption Agreement (Wilmington),
                  (iii)   the Chlorine and Caustic Soda Sales Agreement,
                  (iv)    the Chlorine Purchase Agreement,
                  (v)     the Conveyance Instrument,
                  (vi)    the Environmental Easement,
                  (vii)   the Environmental Operating Agreement,
                  (viii)  the Equipment Sublease Agreement,
                  (ix)    the Equipment Sublease Easement,
                  (x)     the Equipment Substitution Agreement,

                  (xi)    the Interim Services Agreement,
                  (xii)   the Joint Defense Agreement,
                  (xiii)  the OCC Guaranty,
                  (xiv)   the Operating Services Agreement,
                  (xv)    the Rail Car Sublease,
                  (xvi)   the Richmond Terminal Services Agreement,
                  (xvii)  the Special Warranty Deed,
                  (xviii) the Wilmington Terminal Services Agreement,
                  (xix) any other document required to effect the Conveyance and executed and delivered at the Closing, and
                  (xx) in the event that Purchaser shall have assigned the Agreement or its rights thereunder to an Affiliate of Purchaser in accordance with the provisions of clause (i) of Section 9.06 of the Agreement, the Purchaser Guaranties.

     "Replacement Cost" of any Company Asset means the cost that would be incurred to repair or replace, as applicable, such Company Asset to substantially the same condition as immediately prior to any damage, destruction or condemnation of such Company Asset which amount shall be determined by the agreement of Seller and Purchaser or by appraisal as provided in Section 5.07(g) of the Agreement.

     "Revenue Bonds" means the $19,250,000 Economic Development Corporation of Pierce County (Washington) Solid Waste Disposal Revenue Bonds (Occidental Petroleum Project) - Series 1993.

     "Revenue Bonds Loan Agreement" means the Loan Agreement, dated as of September 1, 1993, between the Economic Development Corporation of Pierce County, a public corporation organized under the laws of the State of Washington, and OCC.

     "Richmond Terminal Services Agreement" means the Richmond Product Exchange and Terminal Services Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit Z to the Agreement.

     "Salaried Employees" has the meaning specified in Section 5.24(a) of the Agreement.

     "Salaried Employees on Approved Leave" has the meaning specified in
Section 5.24(a) of the Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" means OCC Tacoma, Inc., a Delaware corporation, and its successors or assigns.

     "Seller Indemnified Persons" has the meaning specified in Section 8.01 of the Agreement.

     "Seller Major Representations" has the meaning specified in Section 8.06(a)(i) of the Agreement.

     "Seller Retained Liabilities" has the meaning specified in Article I of the Conveyance Instrument.

     "Severance Plan" means the Occidental Chemical Corporation Severance Pay Policy.

     "SFAS 87" means Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions".

     "Shortage" has the meaning specified in Section 2.04 of the Agreement.

     "SIP" means the Occidental Chemical Corporation Savings and Investment
Plan.

     "Site" means the real property specifically described in Exhibit AA to the Agreement.

     "Spares and Stores" has the meaning specified in Article I of the Conveyance Instrument.

     "Special Warranty Deed" means the Special Warranty Deed, dated the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit BB to the Agreement.

     "Survey" has the meaning specified in Section 3.24(d) of the Agreement.

     "Tacoma Union Pension Plan" has the meaning specified in Section 5.24(m) of the Agreement.

     "Tax" or "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties or other type of fiscal levy and all other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.

     "Technology License Agreement" means the Technology License Agreement, dated as of the Closing Date, between OxyTech Systems, Inc. and Purchaser, in substantially the form set forth as Exhibit CC to the Agreement.

     "Termination Date" means June 30, 1997.

     "Title Commitment" means the Commitment for Title Insurance covering the Site and all improvements located thereon given by Title Company and having an effective date of December 10, 1996.

     "Title Company" has the meaning specified in Section 5.09 of the Agreement.

     "Title Policy" has the meaning specified in Section 5.09 of the Agreement.

     "Transfer" has the meaning specified in Section 3.25(c) of the Agreement.

     "Transferred Salaried Employees" has the meaning specified in Section 5.24(d) of the Agreement.

     "Union Contracts" means the contracts in place between the Unions and Seller immediately prior to Closing.

     "Union Employees" has the meaning specified in Section 5.24(b) of the Agreement.

     "Union Pension Plan" means the Occidental Chemical Corporation Retirement Plan for Union (Hourly and Salaried) Employees Plan.

     "Unions" mean the International Chemical Workers Union (Local 110) and International Union of Operating Engineers (Local 286) representing hourly employees of Seller.

     "United States" and "U.S." means the United States of America and its territories and possessions.

     "Used" means acquired for use, held for use or used.

     "Vehicles" has the meaning specified in Article I of the Conveyance Instrument.

     "Wheels Lease" means the lease, dated July 15, 1983, between Wheels, Inc. and Occidental Petroleum Corporation, a Delaware corporation.

     "Wilmington Terminal Services Agreement" means the Wilmington Product Exchange and Terminal Services Agreement, dated as of the Closing Date, between Seller and Purchaser, in substantially the form set forth as Exhibit DD to the Agreement.